UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

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AdvanSix Inc.
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2021	Proxy Statement
and Notice of Annual Meeting of Stockholders

300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
April 26, 2021

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of AdvanSix Inc., which will be held at 9:00 a.m. on Thursday, June 10, 2021. Due to concerns relating to the coronavirus (COVID-19) pandemic and to support the health and well-being of our stockholders, directors, officers, employees and our community, this year’s Annual Meeting will be a completely virtual meeting conducted via live audio webcast to enable our stockholders to participate remotely from any location. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ASIX2021. See “Attendance at the Virtual Annual Meeting” in the proxy statement for additional information regarding how to attend and participate at the Annual Meeting.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. You will be asked to elect directors, to ratify the appointment of the independent accountants, and to cast an advisory vote to approve executive compensation.

The Board of Directors recommends that you vote “FOR” Proposals 1, 2, and 3:

Proposal 1: Election of eight Director Nominees to the Board of Directors

Proposal 2: Ratification of Appointment of Independent Accountants

Proposal 3: Advisory Vote to Approve Executive Compensation

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Stockholders may vote via the Internet, by telephone, by completing and returning a proxy card or voting instruction form or by scanning the QR code provided on the Notice of Internet Availability of Proxy Materials, the next page in the Notice of Annual Meeting of Stockholders or on the proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, thank you for your continued support of AdvanSix.

Sincerely,

Michael L. Marberry	Erin N. Kane
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

 DATE: Thursday, June 10, 2021
TIME: 9:00 a.m. Eastern Time
LOCATION: Virtual meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/ASIX2021
RECORD DATE: Close of business on April 16, 2021

Meeting Agenda:
•Election of the eight director nominees to the Board of Directors;
•Ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2021;
•An advisory vote to approve executive compensation; and
•Transact any other business that may properly come before the meeting.
Important Notice of Internet Availability of Proxy Materials
The Securities and Exchange Commission’s “Notice and Access” rule enables AdvanSix to deliver a Notice of Internet Availability of Proxy Materials to stockholders in lieu of a paper copy of the proxy statement, related materials and the Company’s Annual Report to Stockholders. It contains instructions on how to access our Proxy Statement and 2020 Annual Report and how to vote online.

Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. We encourage stockholders to vote promptly as this will save the expense of additional proxy solicitation. Stockholders of record on the record date are entitled to vote at the meeting or in the following ways:

By Telephone	By Internet	By Mail	By Scanning
In the U.S. or Canada, you can vote your shares by calling +1 (800) 690-6903. You will need the 16 digit control number on the Notice of Internet Availability or proxy card.	You can vote your shares online at www.proxyvote.com. You will need the 16 digit control number on the Notice of Internet Availability or proxy card.	You can vote your shares by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	You can vote your shares online by scanning the QR code above. You will need the 16 digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.
How to Attend the 2021 Virtual Annual Meeting: To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ASIX2021, you must enter the 16 digit control number on your Notice of Internet Availability or proxy card. At the virtual Annual Meeting, you will have the opportunity to vote, ask questions and examine our stockholder list by following the instructions provided on the meeting website. Whether or not you plan to attend the virtual meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described above.

This Notice of Annual Meeting of Stockholders and related Proxy Materials are being distributed or made available to stockholders beginning on or about April 26, 2021.

By Order of the Board of Directors,
 Achilles B. Kintiroglou
Senior Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

This proxy statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) for use at the Annual Meeting of Stockholders of AdvanSix Inc. (“AdvanSix” or the “Company”) to be held on Thursday, June 10, 2021. See Appendix A for information regarding forward-looking statements and non-GAAP measures presented in this proxy statement.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Board has nominated the director nominees for re-election as directors to serve a term expiring at the 2022 Annual Meeting of Stockholders and, in each case, until his or her respective successor has been duly elected and qualified. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by proxy will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with our By-laws. AdvanSix’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board.

DIRECTOR NOMINATIONS SKILLS AND CRITERIA

The Nominating and Governance Committee is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. The Committee believes that each of the nominees has key personal attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to their service on the Board and its Committees.

KEY STATISTICS ABOUT OUR DIRECTORS
7 of 8	25%	63%	100%	59 years
Independent	Gender Diversity	CEO Experience	Chemicals Industry and Operations/HSE&S Experience	Average Age

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Listed below are other key experiences, qualifications, attributes and skills of our director nominees that are relevant and important in light of AdvanSix’s businesses and structure:

DIRECTOR SKILLS AND QUALIFICATIONS CRITERIA

Senior Leadership Experience

Experience serving as CEO or a senior executive provides a practical understanding of how complex organizations function and hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, human capital management, compliance, risk management, mergers and acquisitions, and leadership development.

Industry Experience Experience in our industry enables a better understanding of the issues facing the Company’s business as well as risk management.

Operations/HSE and Sustainability Experience

Experience with the operations of a manufacturing facility and related health, safety, and environmental and sustainability ("HSE&S") matters, including Environmental, Social and Governance ("ESG") topics, provides critical perspective in understanding and evaluating operational planning, management, and risk mitigation.

Financial Expertise

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating performance and to ensure accurate financial reporting and robust controls. Our directors have relevant background and experience in capital markets, corporate finance, accounting and financial reporting and several satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange (“NYSE”) listing standards.

Regulated Industries Experience

AdvanSix is subject to a broad array of government regulations and demand for its products and services can be impacted by changes in law or regulation in areas such as safety, security and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies.

Public Company Board Experience

Service as an executive officer, as well as on the boards and board committees, of public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda setting and succession planning.

Experience, Expertise or Attributes	Erin N. Kane	Michael L. Marberry	Darrell K. Hughes	Todd D. Karran	Paul E. Huck	Daniel F. Sansone	Sharon S. Spurlin	Patrick S. Williams
Senior Leadership	·	·	·	·	·	·	·	·
Industry	·	·	·	·	·	·	·	·
Operations/HSE and Sustainability	·	·	·	·	·	·	·	·
Financial	·	·	·	·	·	·	·	·
Regulated Industries	·	·			·	·	·	·
Public Company Board	·	·	·	·	·	·	·	·
Independent Director		·	·	·	·	·	·	·
CEO Experience	·	·	·	·				·
Gender or Ethnic Diversity	·						·

The Nominating and Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals below for election as directors. See “Director Independence” on page 13 of this proxy statement.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

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NOMINEES FOR ELECTION

Erin N. Kane
Ms. Kane (44) has been President and Chief Executive Officer and a director of AdvanSix since the spin-off on October 1, 2016. Prior to joining AdvanSix, Ms. Kane served as Vice President and General Manager of Honeywell Resins and Chemicals since October 2014. She joined Honeywell in 2002 as a Six Sigma Blackbelt of Honeywell’s Specialty Materials business. In 2004, she was named Product Marketing Manager of Honeywell’s Specialty Additives business. From 2006 until 2008, Ms. Kane served as Global Marketing Manager of Honeywell’s Authentication Technologies business, and in 2008 she was named Global Marketing Manager of Honeywell’s Resins and Chemicals business. In 2011, she was named Business Director of Chemical Intermediates of Honeywell’s Resins and Chemicals business. Prior to joining Honeywell, Ms. Kane held Six Sigma and process engineering positions at Elementis Specialties and Kvaerner Process.

Ms. Kane serves on the Boards of Directors of the Chemours Company (NYSE: CC), the American Chemistry Council, and the AIChE. Ms. Kane brings to the Board her extensive leadership experience as well as knowledge of AdvanSix’s business, industry, and operations/HSE and sustainability.

Michael L. Marberry
Mr. Marberry (63) has been President and Chief Executive Officer of J.M. Huber Corporation, a diversified supplier of engineered materials, natural resources and technology-based services, since 2009. He joined J.M. Huber Corporation in 1997 as Corporate Vice President of Corporate Strategy and Development. From 2002 until 2006, Mr. Marberry served as J.M. Huber Corporation’s Chief Financial Officer. From 2006 until 2009, he served as President of Huber Engineered Materials. Prior to joining J.M. Huber Corporation, Mr. Marberry held various management roles at M.A. Hanna Company, McKinsey & Company and Proctor and Gamble.

Mr. Marberry is currently a director of J.M. Huber Corporation. From 2012 until 2015, he served as a director of Sigma-Aldrich Corporation where he was the former Chair of the Compensation Committee. He brings to the Board his expertise in, among other things, senior leadership, industry, global business management, operations/HSE and sustainability, strategy development and growth, and mergers & acquisitions. Mr. Marberry is also a National Association of Corporate Directors (NACD) Governance Fellow.

Mr. Marberry is Chairman of the Board and has served as a director of AdvanSix since September 12, 2016.

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Darrell K. Hughes

Mr. Hughes (56) has been President and Chief Executive Officer of Aurora Plastics, an innovative company specializing in high quality rigid and cellular foam PVC compounds, since 2016. From 2010 until 2016, he served as Vice President and General Manager of Avery Dennison’s Materials Group, a global leader in labeling and packaging materials and graphics and reflective solutions. From 2007 until 2010, he was the President and General Manager of SABIC Innovative Plastics’ specialty film and sheet division. Prior to joining SABIC Innovative Plastics, Mr. Hughes held various positions at General Electric, including General Manager of specialty films and sheets from 2006 until 2007, General Manager of RTV & Elastomers in General Electric’s silicone division from 2003 until 2006 and General Manager of global business development and mergers and acquisitions from 1999 until 2003. Mr. Hughes has also held positions at Engelhard Corporation, Deloitte & Touche Consulting Group and Air Products.

Mr. Hughes brings to the Board the operational and financial expertise gained through nearly 30 years of holding senior management and leadership positions at a number of public companies, as well as experience in the chemicals industry, including strategy development and growth, and mergers and acquisitions.

Mr. Hughes has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committees: Audit; Nominating and Governance

Todd D. Karran
Mr. Karran (57) was President and Chief Executive Officer of NOVA Chemicals, a leading producer of polyethylene and expandable styrenics, from 2015 until his retirement in August 2020. Prior to that, he served as Senior Vice President and Chief Financial Officer of NOVA Chemicals from 2009 until 2016. Mr. Karran joined NOVA Chemicals in 1985 and held various other positions since then, including management, accounting and financial roles such as Vice President and Controller, Tax Compliance Specialist and Manager of Financial Services. From 2006 until 2007, he served as NOVA Chemicals’ Vice President and Chief Information Officer. From 2007 until 2009, he served as NOVA Chemicals’ Treasurer and Vice President of Corporate Development.

Mr. Karran was a director of NOVA Chemicals from 2015 through August 2020. He brings to the Board the leadership, management oversight and financial experience gained through his roles as a director of and in various senior management leadership roles at NOVA Chemicals, with extensive chemicals industry experience including operations/HSE and sustainability, global business, as well as strategy development and growth.

Mr. Karran has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.
Board Committees: Compensation and Leadership Development; Health, Safety, Environmental and Sustainability

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Paul E. Huck

Mr. Huck (71) was the Chief Financial Officer of Air Products and Chemicals, a global industrial gas and chemical company, from 2004 until his retirement in 2013. Prior to that, he served as Air Products and Chemicals’ Corporate Controller from 1994 until 2004. Mr. Huck joined Air Products and Chemicals in 1979 as a Financial Analyst and held various positions, including Manager of Project Control, Controller of the equipment division, Controller of the chemicals group and Controller of the environmental and energy systems group. Before joining Air Products and Chemicals, Mr. Huck was an officer in the U.S. Navy.

Mr. Huck has served on the Board of Orion Engineered Carbons S.A. (NYSE: OEC) since 2014. He also serves on various non-profit boards. Mr. Huck formerly served as a director of NewPage Corporation. Mr. Huck brings to the Board over 30 years of leadership and financial and accounting experience in the chemical industry, as well as extensive experience with regulated industries and risk management, and serving as an executive officer at a public company.

Mr. Huck has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committees: Audit; Nominating and Governance

Daniel F. Sansone

Mr. Sansone (68) was Executive Vice President of Strategy for Vulcan Materials Company, a producer of construction aggregates, ready-mixed concrete, asphalt mix and cement, prior to his retirement at the end of 2014. Prior to that, he served as Vulcan Materials' Chief Financial Officer from 2005 until 2014. Mr. Sansone joined Vulcan Materials in 1988 and held various positions there, including Corporate Controller and Vice President of Finance. From 2001 until 2005, Mr. Sansone served as the President of Vulcan Materials’ Southern and Gulf Coast Division. From 1997 until 2001, he served as President of Vulcan Gulf Coast Materials. Before joining Vulcan Materials, Mr. Sansone held positions domestically and internationally at Monroe Auto Equipment, FMC Corporation and Kraft Inc. Mr. Sansone is a director of Ingevity Corporation (NYSE: NGVT). He also serves on various non-profit boards.

Mr. Sansone brings to the Board over 40 years of senior leadership, general management and financial and accounting experience as both an executive officer and board member of public companies, as well as experience with mergers and acquisitions, and regulated industries.

Mr. Sansone has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committees: Audit; Compensation and Leadership Development

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Sharon S. Spurlin
Ms. Spurlin (56) has been Senior Vice President and Treasurer of Plains All American Pipeline L.P., an energy infrastructure and logistics company, since 2014. She joined Plains All American Pipeline L.P. in 2002 as its director of Internal Audit. From 2007 until 2009, Ms. Spurlin served as Plains All American Pipeline L.P.’s Assistant Treasurer. From 2009 until 2014, she served as both PetroLogistics L.P. and PL Midstream’s Senior Vice President and Chief Financial Officer. Ms. Spurlin has also held various positions at American Ref-Fuel Company and Arthur Andersen.

Ms. Spurlin is a director of Smart Sand Inc. (NASDAQ: SND), a supplier of industrial sand to the energy industry. She brings to the Board her corporate governance and financial expertise, including in financial reporting, accounting, capital markets and controls, as well as senior leadership experience in the chemicals industry, operations/HSE, ESG and sustainability, regulated industries, risk management, and public companies.

Ms. Spurlin has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committees: Nominating and Governance; Health, Safety, Environmental and Sustainability

Patrick S. Williams
Mr. Williams (56) has served as President and CEO and as a director of Innospec Inc. (NASDAQ: IOSP), an international specialty chemicals company, since 2009. Prior to holding this position, Mr. Williams was Executive Vice President and President, Fuel Specialties from 2005 to 2009 and in addition assumed responsibility for the global Performance Chemicals business in 2008. Prior to 2005, he served as Chief Executive Officer for the Fuel Specialties business in the Americas, having held a number of senior management and sales leadership roles in that business since 1993.

Mr. Williams has served as a director of Innospec Inc. since 2009. Mr. Williams brings to the Board the senior leadership, business strategy, management oversight, and public company governance experience gained through his role as a President and Chief Executive Officer and board member of Innospec Inc., with extensive chemicals industry experience including mergers and acquisitions, operations/HSE and sustainability, and strategy development and growth.

Mr. Williams has served as a director of AdvanSix since February 25, 2020.

Board Committees: Compensation and Leadership Development; Health, Safety, Environmental and Sustainability

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CORPORATE GOVERNANCE

AdvanSix is committed to strong corporate governance policies, practices and procedures designed to make the Board more effective in exercising its oversight role. The following sections provide an overview of our corporate governance structure, including the independence and other criteria we use in selecting director nominees, our Board leadership structure, and the responsibilities of the Board and each of its Committees. Our Corporate Governance Guidelines, among other key governance materials, help guide our Board and management in the performance of their duties and are regularly reviewed by the Board.

KEY CORPORATE GOVERNANCE DOCUMENTS Please visit our website at www.AdvanSix.com (see “Investors”—“Corporate Governance”) to view the following documents:

•Certificate of Incorporation and By-laws
•Corporate Governance Guidelines
•Code of Conduct
•Committee Charters

These documents are available free of charge on our website or by writing to AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054, c/o Corporate Secretary. Our Code of Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to, or waivers of, the Code of Conduct granted to any of our directors or executive officers will be published on our website.

BOARD OF DIRECTORS

The primary functions of our Board of Directors are:

•to oversee the affairs of the Company and management performance on behalf of stockholders;
•to ensure that the long-term interests of the stockholders are being served;
•to monitor adherence to AdvanSix standards and policies;
•to promote the exercise of responsible corporate citizenship; and
•to perform the duties and responsibilities applicable to the members of our Board under the laws of Delaware, AdvanSix’s state of incorporation.
Board Meetings

During 2020, the Board held seven meetings and the Board committees collectively held 22 meetings. During 2020, the Board of Directors had 100% meeting attendance for all Board meetings, and each of the directors participated in at least 95% of the aggregate of the total number of Board meetings and meetings held by all Board committees on which he or she served.

Board Leadership Structure

Our Board of Directors has adopted Corporate Governance Guidelines which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, management succession and performance evaluations of the Board.

Our Corporate Governance Guidelines provide that the positions of Chairman and Chief Executive Officer are to be held by separate individuals. Mr. Marberry currently serves as Independent Chairman of the Board who, in accordance with the Corporate Governance Guidelines, meets the independence requirements established by the NYSE. The Chairman, among other responsibilities, works with the Chief Executive Officer and the Board to prepare Board meeting agendas and schedules, acts as liaison to other independent members of the Board, and presides at Board meetings.

We believe that the current Board leadership structure is an appropriate structure for the Company and its stockholders at this time. The sharing of responsibilities allows, on the one hand, the Chief Executive Officer to focus her energy on strategy and management of the Company and its operations, and on the other hand, the Board to focus on oversight of strategic planning and risk management of the Company. The Board of Directors believes that Mr. Marberry’s service as the Independent Chairman of the Board is in the best interests of the Company and its stockholders at this time.

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The Board’s Chairman acts as chair at all Board meetings and is responsible for establishing the agenda for each Board meeting. In addition, the Chairman serves as liaison between management and the independent directors to provide feedback from executive sessions and to call and preside at meetings of the non-employee directors when necessary and appropriate.

Board Practices and Procedures

•The Board’s Committees—the Audit Committee, the Compensation and Leadership Development Committee (the "C&LD Committee"), the Nominating and Governance Committee and the Health, Safety, Environmental and Sustainability Committee (the "HSE&S Committee")—undertake, as applicable, extensive analysis and review of the Company’s activities in key areas such as financial reporting, risk management, internal controls, compliance, corporate governance, cybersecurity, leadership development, succession planning, executive compensation, environmental, social and governance topics ("ESG"), health, safety and environmental ("HSE") topics and sustainability matters.
•The Board and its Committees perform an annual review of the agenda and topics to be considered for each meeting. During that review, each Board and Committee member is free to raise topics that are not on the agenda and to suggest items for inclusion on future agendas.
•Each director is provided, in advance, written material to be considered at each meeting of the Board and has the opportunity to provide comments and suggestions.
•The Board and its Committees provide feedback to management and management answers questions raised by the directors during Board and Committee meetings.
•Special meetings of the Board may be called by the Chairman, the Chief Executive Officer or by a majority of the independent directors.
•The Board establishes its governance goals on an annual basis and utilizes the goals as the basis for agenda topics for meetings throughout the year.
BOARD COMMITTEES

The Board currently has the following Committees: the Audit Committee, the C&LD Committee, the Nominating and Governance Committee and the HSE&S Committee. Each Committee consists entirely of independent directors. Each Committee operates under a written charter which is available on our website at www.AdvanSix.com (see “Investors”—“Corporate Governance”).

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	Current Members (1)	Primary Responsibility	2020 Meetings
Audit Committee	Mr. Huck*	•Overseeing our financial reporting process (including systems of internal accounting and financial controls);	9
	Mr. Hughes	•Overseeing compliance with legal and regulatory requirements including regular review of integrity and compliance incident reporting, as applicable;
	Mr. Sansone	•Reviewing qualifications and independence of our independent accountants;
		•Overseeing our independent accountants' annual audit of our financial statements;
		•Overseeing enterprise risk management and performance of our internal audit function;
		•Overseeing ESG matters including disclosure of human capital management and related metrics;
		•Overseeing cybersecurity and security of Company data and information; and
		•Reviewing and approving certain reports required by SEC rules and regulations.
Compensation and Leadership Development Committee	Mr. Sansone*	•Establishing and periodically reviewing our compensation philosophy;	5
	Mr. Karran	•Evaluating the performance of our Chief Executive Officer including determining and approving compensation; and overseeing the performance, development and retention of senior management;
	Mr. Williams	•Reviewing and approving the compensation of our other executive officers, as well as evaluating Board compensation;
		•Overseeing the executive succession planning process, including emergency succession planning;
		•Overseeing the administration and determination of awards under our compensation plans;
		•Overseeing human capital management and ESG matters including leadership development and equity, diversity and inclusion ("ED&I") initiatives; and
		•Reviewing and approving any report on executive compensation required by the rules and regulations of the SEC.
Nominating and Governance Committee	Ms. Spurlin*	•Overseeing our corporate governance practices and related matters;	4
	Mr. Huck	•Adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for Board membership;
	Mr. Hughes	•Identifying, reviewing and recommending individuals for election to the Board;
		•Reviewing and making recommendations to our Board regarding the structure of our various Board Committees;
		•Overseeing ESG matters relating to our integrity and compliance program and human capital management;
		•Overseeing integrity and compliance incident reporting; and
		•Overseeing our annual Board and Committee self-evaluations.
Health, Safety, Environmental and Sustainability Committee**	Mr. Karran*	•Overseeing and providing guidance on HSE&S, process safety management, climate change, social and public policy programs to ensure compliance and consistency with business strategy and creation of stakeholder value;	4
	Ms. Spurlin
•Reviewing effectiveness of HSE&S management systems, reporting processes and systems of internal controls to ensure compliance with applicable regulations and laws and Company policies and procedures;

	Mr. Williams	•Overseeing risk management programs associated with HSE&S and ESG;
		•Overseeing supply chain security, asset reliability, and product stewardship;

•Overseeing ESG matters relating to HSE and process safety, regulatory matters, asset reliability, climate, government relations, supply chain, corporate social responsibility and the Company's role as a responsible corporate citizen; and

		•Overseeing public policy and governmental relations matters.

* Chairperson
** The HSE&S Committee was established on February 25, 2020.
(1) Our Board has determined that (i) all the committee members of each of the Audit Committee, the C&LD Committee, the Nominating and Governance Committee and the HSE&S Committee are independent for purposes of applicable NYSE listing standards and Securities and Exchange Commission ("SEC") rules as well as applicable Committee charters, and (ii) Messrs. Huck, Hughes, and Sansone satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards, and has designated each of Messrs. Huck and Sansone as an SEC defined “audit committee financial expert.”

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The Board adopted certain changes to Committee composition including the appointment of Mr. Williams as a new member of the Board and the establishment of the HSE&S Committee, effective February 25, 2020. As a result of these changes, Mr. Karran no longer serves on the Nominating and Governance Committee and serves as Chair of the HSE&S Committee; he remains on the C&LD Committee. Mr. Hughes serves on the Nominating and Governance Committee, in addition to continuing to serve on the Audit Committee. Ms. Spurlin no longer serves on the C&LD Committee and serves on the HSE&S Committee; she remains as Chair of the Nominating and Governance Committee. Upon his appointment, Mr. Williams joined the C&LD Committee and the HSE&S Committee.

Board Committee Oversight of Environmental, Social and Governance Matters

	Environmental				Social							Governance
Committee	HSE & Process Safety	Regulatory	Asset Reliability	Climate	Corp Social Resp. & Sustain.	ED&I	Human Capital Management	Leadership Dev	Executive Succession Planning	Product Stewardship	Gov't Rel.	Cyber	Supply Chain	ERM	ESG Metrics	Business Conduct Incident Reviews	Board Composition
HSE&S
C&LD
Audit
Nom & Gov

Board Evaluation Process

The Board and each of its Committees regularly evaluate their processes, agendas, meeting materials, continuing education and responsibilities in order to ensure that relevant governance and oversight functions are properly designed, administered and reflect best practices. In addition, the Chair of the Nominating and Governance Committee oversees a formal annual Board and Committee self-evaluation process including holding one-on-one meetings with each director. The results of this self-evaluation process are reviewed by the Nominating and Governance Committee as well as by each Committee Chair, and summarized for the full Board to discuss during a dedicated session where a facilitated discussion seeks to comprehensively reflect on the results. Based on the evaluation process in 2020, the Board and Committees implemented certain changes to meeting schedules, agendas, continuing education calendars, as well as meeting materials, and instituted individual meetings with the CEO in advance of each Board meeting to support and drive continuous improvement of the Board's effectiveness, oversight responsibilities and governance.

Board Committee Oversight of Independent Accountants

The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and PCAOB inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to AdvanSix by the independent accountants in order to determine that such services would not adversely impact auditor independence and objectivity. At each in-person meeting, the Audit Committee also holds an executive session as well as separate private sessions with representatives of our independent accountants, our Chief Financial Officer, our General Counsel, our Controller, and our Senior Director, Internal Audit.

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021.

Board Committee Oversight of Executive Compensation and Outside Compensation Consultant

The C&LD Committee has sole authority to retain a compensation consultant to assist the C&LD Committee in the evaluation of director, CEO and senior management compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the C&LD Committee is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the C&LD Committee’s established policy, its consultant cannot provide any other services to AdvanSix. Pearl Meyer has served as the C&LD Committee's independent compensation consultant since November 2017.

The C&LD Committee regularly reviews the services provided by its compensation consultant and performs an annual assessment to determine whether the compensation consultant is independent. The C&LD Committee and its advisors annually conduct a specific review of the relationship with Pearl Meyer in advance of their engagement for the upcoming year. As a result of this review, the C&LD Committee determined that Pearl Meyer is independent in providing AdvanSix with executive compensation consulting services and that Pearl Meyer’s work for the C&LD Committee does not raise any conflicts of interest, consistent with SEC rules and NYSE listing standards.

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In making this determination, the C&LD Committee reviewed information provided by its compensation consulting firm on the following factors:
•any other services provided to AdvanSix by the consulting firm;
•fees received by the consulting firm from AdvanSix as a percentage of the consulting firm's total revenue;
•policies or procedures maintained by the consulting firm to prevent a conflict of interest;
•any business or personal relationship between the individual consultants assigned to the AdvanSix relationship and any C&LD Committee member;
•any business or personal relationship between the individual consultants assigned to the AdvanSix relationship, or the consulting firm itself, and AdvanSix’s executive officers; and
•any AdvanSix stock owned by the consulting firm or the individual consultants assigned to the AdvanSix relationship.
In particular, the C&LD Committee noted that Pearl Meyer's services were limited to executive and non-employee director compensation consulting. Specifically, Pearl Meyer does not provide, nor has it provided, directly or indirectly through affiliates, any non-executive compensation services. The C&LD Committee will continue to monitor the independence of its compensation consultant on a periodic basis.

The C&LD Committee's independent compensation consultant compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of AdvanSix and its Compensation Peer Group (see pages 27-28 of this proxy statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of AdvanSix and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. Our independent compensation consultant also provides information regarding emerging trends and best practices in executive compensation. While the C&LD Committee reviews information provided by our independent compensation consultant regarding compensation paid by the Compensation Peer Group as a general indicator of relevant market conditions, the C&LD Committee does not target a specific competitive position relative to the market in making its compensation determination. Our independent compensation consultant reports to the C&LD Committee Chair, has direct access to C&LD Committee members, and attends C&LD Committee meetings either in person or by telephone.

Compensation Input From Senior Management

The C&LD Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of AdvanSix’s annual planning process, the CEO and CFO develop targets for AdvanSix’s incentive compensation programs and present them to the C&LD Committee. These targets are reviewed by the C&LD Committee to ensure alignment with our strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for AdvanSix’s other executive officers, but does not provide recommendations on her own compensation. The CEO's recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives determined by the C&LD Committee with input from the full Board) together with a review of supplemental performance measures and prior compensation levels relative to performance. The CEO presents to the C&LD Committee and the full Board her evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions to support recommendations.

Compensation and Leadership Development Committee Interlocks and Insider Participation

During fiscal year 2020, all of the members of the C&LD Committee were independent directors, and no member was an employee or former employee of AdvanSix. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 17 of this proxy statement. During fiscal year 2020, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the C&LD Committee.

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board, as a whole, has responsibility for risk oversight, while the relevant Committees review specific risk areas and report to the full Board as appropriate. The Board exercises its oversight through periodic management updates on the financial and operating results of AdvanSix, including its annual operating plans and strategic planning, and provides input to management with respect to ordinary course, business and commercial operating risks as well as related prospective risks. In addition, management reports to the Board and each Committee periodically on specific, material risks as they arise or as requested by individual Board members.

On a periodic basis, management reports to each of the Committees and full Board, as applicable, on its Enterprise Risk Management ("ERM") program. These presentations are designed to provide the Committees and full Board with adequate visibility into business risks and enable the Board to effectively exercise its oversight function. Through its ERM program, management identifies the most

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significant risks facing the Company and ensures that, where possible, it deploys adequate risk mitigation strategies. The Board and Committees provide oversight and guidance to management to ensure that the ERM process appropriately identifies the risks facing AdvanSix and its operations, and that adequate risk mitigation steps are implemented where appropriate.

The specific risk areas of focus for the Board and each of its Committees are summarized below. In addition, each Committee meets in executive session as well as in separate private sessions with key management personnel and representatives of outside advisors. For example, the Senior Director, Internal Audit regularly meets in private sessions with the Audit Committee. In addition, the Senior Vice President of Integrated Supply Chain and the HSE Director regularly met in private sessions with the Nominating and Governance Committee and, upon its establishment in February 2020, regularly meet with the HSE&S Committee.

Board/Committee	Primary Areas of Risk Oversight
Full Board	•	Strategic and commercial execution such as strategic planning and implementation, capital deployment, M&A, technology and innovation, and any slowdown in economic growth
	•	Plant outages, supply chain disruptions, raw material price increases, customer demand, and competitive risk
	•	Capital structure and allocation, and development of financial policy including liquidity and debt management
	•	Catastrophic events such as acts of terrorism, pandemics, natural disasters and plant accidents
Audit Committee	•	Accounting controls and financial disclosure
	•	Cyber security, including IT infrastructure, protection of customer and employee data, trade secrets and other proprietary information, ensuring the security of data, persistent threats and cyber risks
	•	Tax and liquidity management, financial, solvency, capital structure and credit risks
	•	Oversight of employee pension and saving plans
	•	Employee misconduct related to books, records and financial controls
Nominating and Governance	•	Labor compliance
Committee	•	Litigation, labor issues, intellectual property infringement, regulatory issues such as Foreign Corrupt Practices Act ("FCPA"), and product liability
	•	Compliance matters associated with import/export and FCPA
	•	Code of Conduct compliance
	•	Potential conflicts of interest and related party transactions
Compensation and Leadership Development Committee	•	Development and administration of executive and director compensation plans, programs and arrangements
	•	Performance, development and retention of senior management
	•	ED&I policies and initiatives
	•	Executive succession planning
Health, Safety, Environmental and Sustainability Committee	•	Regulatory compliance and management of health, safety, environmental, climate change, product stewardship and social policies and programs
	•	Effectiveness of health, safety, environmental and sustainability management systems, reporting processes and systems of internal controls
	•	Occupational process safety, environmental reporting, and asset reliability and maintenance
	•	Impact of public policy and government affairs

COVID-19 Risk Oversight

During 2020, a critical priority of the Board’s role in risk oversight was associated with assessing and managing the risks of the COVID-19 pandemic. The U.S. Department of Homeland Security designated our industry as "essential critical infrastructure" during the response to COVID-19 for both public health and safety as well as community well-being. The Company takes its obligation seriously to produce materials that support the broader population, all while maintaining a prioritized focus on the health and safety of its employees and the communities in which it operates, and assuring the continuity of its business operations. The Board’s oversight included a realignment and prioritization of enterprise risks associated with: Health, Safety, and Environmental; Operations; Commercial Strategy; Regulatory; Cybersecurity; and Workforce Planning.

In the first quarter of 2020, the Company began executing its business continuity plans with dedicated teams chartered to proactively implement measures to mitigate COVID-19 impacts while continuing to operate all of its manufacturing facilities in a safe manner to meet customer demand. In response to COVID-19, the Company took many actions during 2020 to protect its employees, customers, suppliers, shareholders and surrounding communities including, but not limited to: (i) 100% thermal screening process at all facilities and restrictions on non-essential visitors; (ii) telecommuting across all sites, where possible; (iii) prohibiting all non-essential domestic and international business travel; (iv) establishing social distancing while limiting the number of employees in control rooms, labs and

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in-person meetings; and (v) maintaining policies and practices consistent with CDC and government guidelines including upgraded personal protective equipment, face coverings at all facilities, and exposure management protocols. AdvanSix implemented telecommuting policies to allow for continued operation of non-production business-critical functions, including financial reporting systems and internal controls. The Company established protocols at all sites, including on-site medical personnel at manufacturing facilities to actively monitor employees and contractors who report symptoms of or exposure to COVID-19. In addition, the Company trained a contingent workforce to operate the plants as part of its business continuity planning. The Company continued its execution of these measures at all sites through the end of 2020 and intends to continue to do so through the duration of the pandemic.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines state that a majority of our directors must be considered independent under relevant NYSE and SEC guidelines. The Nominating and Governance Committee conducts an annual review of the independence of the directors and reports its findings to the full Board.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that all of our non-employee directors are independent and satisfy the independence criteria in the applicable NYSE listing standards and SEC rules. In addition, the Board determined that each director who served during 2020, and who is intended to serve in 2021, on the Audit Committee and/or C&LD Committee satisfies the enhanced independence criteria associated with their membership on the Audit Committee and C&LD Committee, as applicable.

For a director to be considered independent, the Board must determine that the director does not have any material relationships with AdvanSix, either directly or indirectly through a family member or as a partner, member, principal or officer of an organization that has a relationship with AdvanSix, other than as a director and stockholder. Material relationships can include vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships, among others.

Criteria for Director Independence

The Board considered all relevant facts and circumstances in making its independence determinations, including the following:

•No non-employee director receives any direct compensation from AdvanSix other than under the director compensation program described on page 15 of this proxy statement.
•No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee of AdvanSix or otherwise receives direct compensation from AdvanSix.
•No non-employee director is affiliated with AdvanSix or any of its subsidiaries or affiliates.
•No non-employee director is an employee of AdvanSix’s independent accountants and no non-employee director (or any of their respective immediate family members) is a current partner of AdvanSix’s independent accountants, or was within the last three years, a partner or employee of AdvanSix’s independent accountants and personally worked on AdvanSix’s audit.
•No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from AdvanSix.
•No AdvanSix executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.
•No non-employee director (or any of their respective immediate family members) is indebted to AdvanSix, nor is AdvanSix indebted to any non-employee director (or any of their respective immediate family members).
•No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that receives contributions from AdvanSix.
The above information was derived from AdvanSix’s books and records and responses to questionnaires completed by the directors in connection with the preparation of this proxy statement. Based on our review of these materials, none of our non-employee directors had or has any relationship with AdvanSix other than as a director.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Nominating and Governance Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee seeks individuals qualified to become directors, evaluates the qualifications of individuals suggested or nominated by third parties, including stockholders, and recommends to the Board the nominees to be proposed by AdvanSix for election to the Board. The Committee’s responsibilities include consideration of director candidates in anticipation of upcoming director elections and in connection with filling Board vacancies.

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The Committee intends to take into consideration criteria established by the Board as set forth in the Company’s Corporate Governance Guidelines or established by the Committee in the Policy Statement Regarding Director Nominations and Stockholder Communications. In advance of, and at the time of, recommending candidates to the Board, the Committee shall inform the Board of the criteria used in making the recommendation.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of AdvanSix’s businesses. While AdvanSix’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, the Guidelines do prescribe that the Committee will give consideration to diversity when evaluating the composition of the Board and the nomination of director candidates as well as necessary skills and experience and the ability to devote sufficient time to performing duties effectively. Directors are expected to challenge management constructively through active participation and questioning. The Nominating and Governance Committee is committed to enhancing both the diversity of the Board itself and the perspectives that are discussed in Board and Committee meetings.

The Committee conducts regular reviews of current directors in light of the considerations described above and past contributions to the Board.

Stockholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Corporate Secretary, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria, and the Committee reserves its right to request additional information regarding such candidate in its discretion. Stockholders wishing to nominate a director should follow the procedures set forth in the Company’s By-laws, the Policy Statement regarding Director Nominations and Stockholder Communications, and as described under “Other Information—Director Nominations” in this proxy statement.

AdvanSix has not received any nominations under our proxy access by-law in connection with the 2021 Annual Meeting of Stockholders. See “Other Information—Director Nominations.”

EQUITY, DIVERSITY AND INCLUSION

At AdvanSix, we strive for an inclusive work environment that fosters respect for all our coworkers, customers, suppliers and business partners. AdvanSix values the diversity reflected in the various backgrounds, experiences, and ideas of our directors, employees, contractors, and other stakeholders. The AdvanSix Code of Conduct outlines our commitment to provide employees a workplace that is free from discrimination or harassment (specifically related to gender, race, disability, ethnicity, nationality, religion and sexual orientation) or personal behavior not conducive to a productive work climate. AdvanSix believes it is important that each employee feels a sense of belonging and valued as part of the organizational culture we are cultivating, and we feel it is important that each employee sees diverse representation across our AdvanSix team.

AdvanSix joined hundreds of companies in signing the CEO Action for Diversity and Inclusion pledge, which centers around three main commitments: to have complex discussions about diversity and inclusion, implement and expand upon unconscious bias education and share diversity and inclusion practices. AdvanSix also seeks to improve gender equality in the manufacturing industry, starting with supporting science, technology, engineering and math ("STEM") education and work in related fields. In 2019, a group of employees formed Supporting Women in Manufacturing ("SWiM"), an AdvanSix Employee Resource Group, to promote women in manufacturing, female leadership and growth in STEM-related fields. SWiM seeks to raise awareness on these matters through programs, events and discussions, including networking, professional development, outreach, volunteering and internal programs highlighting leadership and career paths in multiple disciplines. AdvanSix is committed to pay equity for its employees and regularly performs reviews of its compensation practices to evaluate and maintain pay equity in several respects, including by gender, ethnicity and race.

At a national level, AdvanSix not only participates as a board member, but is also a patron level supporter of the American Institute of Chemical Engineers’ “Doing a World of Good” initiative that actively supports five high priority pillars within the chemical engineering field that align closely with sustainability and ESG principles including ED&I. In addition, AdvanSix has supported and participated in the Future of STEM Scholars Initiative, a national, industry-wide program which provides scholarships to students pursuing STEM degrees at Historically Black Colleges and Universities and connections to internships, leadership development and mentoring opportunities.

During 2020, we introduced a number of key actions to progress ED&I within the organization including focus group discussions, review of our talent pipeline and overall development programs. Notably, we enhanced our recruiting processes by implementing a program mandating a diverse candidate slate with the goal to increase our organization’s workforce diversity and improve outreach in the local communities where we operate. In addition, we introduced unconscious bias education at leadership and managerial levels to enhance our efforts.

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Our senior leadership team was comprised of over 50% women in 2020, including our Chief Executive Officer, Chief Human Resource Officer, Chief Technology Officer, Chief Information Officer, Vice President, Nylon Solutions and Vice President, Business Development. Two of our eight-member Board of Directors are women.

The Board of Directors is committed to increasing its diversity through future Board appointments and in connection with its succession planning.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

All new directors are invited to participate in a director onboarding and orientation program, including presentations by senior management to familiarize new directors with the Company’s plans, its financial and accounting practices, its key risk management topics, its compliance programs, its Code of Conduct, its principal officers, its internal auditors and independent accountants. The directors receive materials or briefing sessions before each Board and Committee meeting. Between meetings, the directors are in frequent communication with the executive management of the Company on matters relating to critical aspects of the Company’s business. The Board also periodically participates in site visits, plant tours and training at AdvanSix’s facilities, as well as informational presentations regarding industry developments and various aspects of the Company's business and operations. Members of the Board may attend, at the Company’s expense, seminars, conferences and other continuing education programs designed for directors of public companies.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

AdvanSix has no specific policy regarding director attendance at its Annual Meeting of Stockholders, although it is expected that each of our directors will attend absent extenuating circumstances. Generally, Board and Committee meetings are held immediately following the Annual Meeting of Stockholders. All of our directors attended our 2020 Annual Meeting of Stockholders and are expected to attend the 2021 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

The C&LD Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of AdvanSix receive no compensation for service on the Board. AdvanSix’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and is designed to account for the time, effort, expertise and accountability required for active Board membership.

In general, the C&LD Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board. The compensation program was approved by our Board upon the recommendation of our C&LD Committee, in consultation with its independent compensation consultant, who conducted a comprehensive review of peer group and market data in order to assess total director compensation, consisting of cash retainer fees and annual equity awards, and to align the elements of our director compensation program with our peer group, including the recommended mix of at least fifty percent of total compensation in equity.

In light of challenging and dynamic market conditions during the first half of 2020, the C&LD Committee and the full Board determined to defer any changes to the director compensation program for 2020, except that the Chair of the newly established HSE&S Committee would receive an additional $10,000 annual cash retainer.

In response to a request for a competitive review of our director compensation program for 2021, the independent compensation consultant determined that total director compensation was below the median of the peer group (as described on pages 27-28 of this proxy statement) and proposed adjustments for the C&LD Committee's consideration in order to align with the median of the peer group, along with a recommended mix of at least 50% of total compensation in equity. For 2021, upon the recommendation of our C&LD Committee, in consultation with its independent compensation consultant and based on a comprehensive review of peer group and market data, our Board approved the following changes to the compensation of our non-employee directors: (i) increasing the Board cash retainer from $80,000 to $90,000, (ii) increasing the Chairman’s cash retainer from $70,000 to $85,000, and (iii) increasing the annual equity award value from $90,000 to $105,000.

In addition, our 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (the "2016 Stock Incentive Plan"), which was approved at the 2020 Annual Meeting of Stockholders, includes an annual limit of $750,000 on total director compensation, including both cash and equity components.

Cash Compensation
For 2020, non-employee directors received $80,000 as an annual cash retainer for their service on the Board, and they received additional retainers for the following roles:
•The Independent Chairman of the Board received $70,000;
•The Chair of the Audit Committee received $20,000;
•The Chair of the C&LD Committee received $15,000;

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•The Chair of the HSE&S Committee received $10,000; and
•The Chair of the Nominating and Governance Committee received $10,000.

All directors are also reimbursed for reasonable travel, lodging and related expenses incurred in attending Board meetings.
Equity Compensation

Each non-employee director is eligible for an annual equity grant in the form of full-value stock awards. For 2020, each non-employee director was granted an award in the form of restricted stock units ("RSUs") with a grant date fair value of approximately $90,000. These annual stock grants are awarded following each Annual Meeting of Stockholders and vest one year from the date of grant.

Deferred Compensation Plan

In September 2017, the Board, upon the recommendation of the C&LD Committee, adopted the AdvanSix Inc. Deferred Compensation Plan (the “DCP”), effective January 1, 2018. The DCP is a nonqualified deferred compensation plan under which our directors may elect to defer up to a maximum of 100% of their cash retainer fees. Company contributions may not be made to the accounts of non-employee directors. Until a director meets his or her stock ownership requirements, as described below under “Stock Ownership Guidelines,” the only investment option available to a director who elects to participate is the AdvanSix stock unit fund. After satisfaction of the stock ownership requirements, a director may elect to allocate his or her deferrals to any investment option under the DCP. Any deferrals under the AdvanSix stock unit fund are irrevocably allocated to such fund. Any dividends applicable to deferrals under the AdvanSix stock unit fund are credited in the form of additional stock units. Under the Plan, each director’s account will be payable in lump sum or installments upon a scheduled distribution date or the participant’s separation from service or death in accordance with the director’s elections, the terms of the DCP and subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Distributions will be made in cash, with the exception of amounts held in the AdvanSix stock unit fund which will be distributed in shares of Company common stock, par value $0.01 per share ("Common Stock"). Deferrals by directors to the AdvanSix stock unit fund are reported as Other Stock-Based Holdings in the Stock Ownership Information table on page 18.

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of AdvanSix, must hold Common Stock (including restricted shares, RSUs, holdings in the Company stock unit fund under the DCP, and/or Common Stock equivalents) with a market value of at least five times the annual base cash retainer (or $400,000 in 2020; increased to $450,000 beginning in 2021). Until a director has met the applicable ownership requirement, he or she is required to hold 100% of the shares (net of taxes) received upon the vesting of RSUs. As of April 1, 2021, all directors, other than Mr. Williams, have attained the prescribed ownership threshold. Directors have five years from appointment or election to the Board to attain the prescribed ownership threshold and all current directors are within the five-year period to attain the ownership threshold.

DIRECTOR COMPENSATION—FISCAL YEAR 2020

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Paul E. Huck	$100,000	$90,000	—	$190,000
Darrell K. Hughes	$80,000	$90,000	—	$170,000
Todd D. Karran	$90,000	$90,000	—	$180,000
Michael L. Marberry	$150,000	$90,000	—	$240,000
Daniel F. Sansone	$95,000	$90,000	—	$185,000
Sharon S. Spurlin	$90,000	$90,000	—	$180,000
Patrick Williams	$67,912	$90,000	—	$157,912
(1)Includes all fees earned in 2020, whether paid in cash or deferred under the DCP (including amounts held in the AdvanSix stock unit fund and any other investment option under the DCP). The amounts shown for Mr. Williams are prorated based on his February 25, 2020 appointment to the Board.
(2)The amounts set forth in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Stock awards of 8,079 RSUs were made to non-employee directors on June 24, 2020 with a value of $11.14 per share, which vest in full on June 24, 2021. A more detailed discussion of assumptions used in the valuation of stock awards made in fiscal year 2020 may be found in Note 16 of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended December 31, 2020 ("2020 Form 10-K").
(3)The table below reflects each director's outstanding RSUs granted under our 2016 Stock Incentive Plan, all of which are unvested at December 31, 2020. All of our directors, other than Mr. Hughes and Mr. Williams, also hold amounts in the AdvanSix stock unit fund under the DCP.

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Director Name	Outstanding RSUs at 12/31/20
Paul E. Huck	8,079
Darrell K. Hughes	8,079
Todd D. Karran	8,079
Michael L. Marberry	8,079
Daniel F. Sansone	8,079
Sharon S. Spurlin	8,079
Patrick Williams	8,079
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Governing Related Party Transactions

Our Board adopted a written policy regarding the review, approval and ratification of related party transactions. This policy provides that our Nominating and Governance Committee reviews each of AdvanSix’s transactions involving an amount exceeding $100,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding Common Stock and immediate family members or certain affiliated entities of any of the foregoing persons. Our Nominating and Governance Committee will approve or ratify only those transactions that are fair and reasonable to AdvanSix and in our, and our stockholders’, best interests. The Nominating and Governance Committee has delegated to its Chair the authority to review and approve or ratify any related person transaction in which the aggregate amount involved is expected to be less than $500,000, unless its Chair is directly or indirectly involved in such transaction, in which case such authority shall be delegated to another Nominating and Governance Committee member. The Committee Chair’s decision with respect to any such related person transaction shall be reported to the full Nominating and Governance Committee at its next scheduled meeting.
Since January 1, 2020, the Company has not been a participant in any related party transaction requiring disclosure under SEC rules.

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STOCK OWNERSHIP INFORMATION
The following table provides information regarding the beneficial ownership of our Common Stock by the following:
•each stockholder who beneficially owns more than 5% of our outstanding Common Stock;
•each of our directors;
•each of our named executive officers listed in our Summary Compensation Table; and
•all of our directors and executive officers as a group.
Except as otherwise noted below, we based the share amounts on each person or entity's beneficial ownership of our Common Stock as of April 1, 2021. Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities held. The percentage values are based on 28,051,056 shares of our Common Stock outstanding as of April 1, 2021. The principal address for each director and executive officer of AdvanSix is 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

Name	Amount and Nature of Beneficial Ownership		Percentage of Class
Directors and Named Executive Officers:	Common Stock (1)	Other Stock-Based Holdings (2)
Willem Blindenbach	23,090	—	*
Christopher Gramm	50,928	—	*
Paul E. Huck	31,775	9,296	*
Darrell K. Hughes	22,479	294	*
Erin N. Kane	429,319	—	1.5%
Todd D. Karran	48,061	13,876	*
Achilles B. Kintiroglou	15,018	—	*
Michael L. Marberry	115,573	12,204	*
Michael Preston	144,712	—	*
Daniel F. Sansone	45,905	15,405	*
Sharon S. Spurlin	53,619	14,599	*
Patrick S. Williams	8,079	419	*
All directors and executive officers as a group (13 persons)	988,558	66,093	3.5%
Principal Stockholders:
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10022	4,329,203		15.4%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	1,922,296		6.9%
Towle & Co. (5) 1610 Des Peres Road, Suite 250 St Louis, MO 63131	1,409,024		5.0%
*Represents beneficial ownership of less than one percent of the outstanding Common Stock.
(1)Includes shares which the named individual has the right to acquire through the exercise of vested stock options as follows: Mr. Blindenbach 6,153, Ms. Kane 177,733, Mr. Kintiroglou 13,523, Mr. Preston 64,090, and Mr. Gramm 26,194.
(2)Includes share-equivalents in deferred accounts under our Deferred Compensation Plan, as to which no voting or investment power exists. These share equivalents are not included for purposes of determining the "Percentage of Class."
(3)Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 25, 2021. BlackRock, Inc. has sole voting power in respect of 4,283,173 shares and sole dispositive power in respect of 4,329,203 shares.
(4)Based on a Schedule 13G/A filed by Vanguard Group Inc. with the SEC on February 10, 2021. Vanguard Group Inc. has sole dispositive power in respect of 1,859,755 shares, shared dispositive power in respect of 62,541 shares, sole voting power in respect of no shares and shared voting power in respect of 34,177 shares.
(5)Based on a Schedule 13G filed by Towle & Co. with the SEC on February 12, 2021. Towle & Co. has sole voting and dispositive power with respect to 1,409,024 shares.

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SEC FILINGS AND SECTION 16(a) REPORTS

Availability of AdvanSix SEC Filings

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at www.AdvanSix.com under the heading “Investors” (see “SEC Filings”) immediately after they are filed with or furnished to the SEC.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2020, we believe that all applicable Section 16(a) filing requirements were met on a timely basis, with the exception of one late Form 4 for Mr. Blindenbach reporting a share withholding transaction to satisfy tax withholding obligations related to the vesting of RSUs. This late filing was the result of an administrative error through no fault of the reporting person.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY
At AdvanSix, a key priority has been, and will continue to be, ensuring safe, stable and sustainable operations through best-in-class performance and adherence to our core values of Safety, Accountability, Integrity and Respect. Our legacy and continued commitment to operational excellence, including process safety and commitment to ACC Responsible Care® principles, has served to establish a solid foundation for our corporate social responsibility ("CSR") and sustainability programs. By integrating health, safety, environmental and sustainability considerations into all aspects of our business, we protect our team and the environment, achieve sustainable growth and accelerated productivity, and drive compliance with all applicable regulations. Our health, safety and environmental management systems reflect our values and help us meet our business objectives.

Our initiatives are supported by AdvanSix's Sustainability Council, comprised of subject matter experts throughout our organization, with a critical, strategic mission -- As our customers’ trusted partner for Advantaged Chemistries, we will advance on our path forward by remaining true to our core values, serving as a responsible corporate citizen, adapting to the needs of our stakeholders and delivering innovative ideas for a sustainable future.

The Sustainability Council regularly reports to our HSE&S Committee of the Board, which oversees our policies and programs relating to compliance with health, safety, environmental, and sustainability matters, including process safety, supply chain security, asset reliability, product stewardship, community engagement, public policy and government affairs, as well as such other matters regarding our role as a responsible corporate citizen. For information regarding Board Committee oversight of key environmental, social and governance matters, please see above under "Corporate Governance - Board Committees - Board Committee Oversight of Environmental, Social and Governance Matters."

AdvanSix continues to build on its legacy and commitment to a sustainable future by weaving sustainability into its core business culture and values with a focus on transparency, accountability and innovation across the organization. This commitment propelled the company’s progress and achievements during 2020 which included, among others:

•Joined Together for Sustainability ("TfS"), a global, procurement-driven initiative that delivers a groundbreaking framework with robust tools to assess and improve the sustainability performance of chemical companies and their suppliers. TfS delivers the de facto global standard for environmental, social and governance performance of chemical supply chains. The program is based on the UN Global Compact and Responsible Care® principles. AdvanSix is one of 29 multinational TfS member companies.

•Commitment to Operation Clean Sweep ("OCS"), a stewardship campaign organized by the Plastics Industry Association and the American Chemistry Council’s Plastics Division designed to achieve zero pellet, flake and powder loss, and help preserve the marine environment. AdvanSix signed the OCS pledge, highlighting its commitment as a leading nylon resin provider in the North American plastics industry, and has begun to implement the program at its Chesterfield, Virginia site, where employees are performing assessments and preventing chip loss at the point of origin. Additional training and process improvements are ongoing, as the team works to fulfill the pledge of the OCS campaign.

•Signatory to the United Nations Global Compact, pledging to meet fundamental responsibilities in four areas: Human Rights, Labor, Environment and Anti-Corruption. This commitment requires an annual update on our progress toward implementing the UN Global Compact’s 10 principles and to advancing the UN Sustainable Development Goals. At AdvanSix, the UN Global Compact’s principles are part of our day-to-day business practices, connected with our organizational culture and consistent with our overall commercial and sustainability strategy.

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•Introduced key actions to progress ED&I within the organization including focus group discussions, unconscious bias education of leadership and managers, and recruiting enhancements mandating a diverse candidate slate, with the goal to increase our organization’s workforce diversity and improve outreach in the local communities where we operate. AdvanSix supported and participated in the Future of STEM Scholars Initiative, a national, industry-wide program which provides scholarships to students pursuing STEM degrees at Historically Black Colleges and Universities (HBCU) and connections to internships, leadership development and mentoring opportunities. For a discussion of ED&I at AdvanSix, see above under "Corporate Governance - Equity, Diversity and Inclusion."

•AdvanSix was awarded a 2020 Gold Rating for CSR by EcoVadis, an independent CSR assessment agency. This was the first time AdvanSix participated in the assessment, which includes evaluations in the areas of Environment, Labor & Human Rights, Ethics, and Sustainable Procurement, and was ranked among the top four percent of chemical industry peers.

Responsible Care

AdvanSix is a proud member of the American Chemistry Council ("ACC") and, as an ACC Responsible Care® company, has a sharp focus on safety and advancing a sustainable enterprise, supported by approximately 1,400 dedicated employees. Since 1988, Responsible Care® has helped ACC member and partner companies improve the health and safety of employees, the communities in which they operate, and the environment. We engage in open and honest dialogue with our key stakeholders including employees, investors, business partners, public authorities and communities to discuss their concerns, present our actions and communicate results.

We adhere to the Responsible Care® Guiding Principles, which encourage:
•Ethical leadership
•Product safety
•A culture which reduces and manages process safety risk
•Reduction of pollution and waste
•Continuous improvement in environmental, health, safety and security performance
All AdvanSix sites, including our corporate headquarters, are RC14001® Certified. We are committed to managing our operations in a safe, secure and sustainable manner in accordance with the Responsible Care® Guiding Principles. This includes our commitment to: safety as a core value, compliance, protection of our environment, engagement with our stakeholders, continuous improvement of the performance of our products and processes, and implementation of processes to assure adherence.

AdvanSix’s Integrity and Compliance Program

AdvanSix’s Integrity and Compliance program reflects our core values and helps our employees, representatives, contractors, consultants, and suppliers meet a high standard of business conduct globally. At the core of the Integrity and Compliance program is the AdvanSix Code of Conduct that applies across the Company to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. The Code of Conduct serves as a set of baseline requirements that enables employees to recognize and be aware of how to report compliance, integrity, and legal issues. It also outlines our organization’s pledge to operate in a safe, ethical and compliant manner, promote a positive workplace, respect each employee, promote development through education and training that broadens work-related skills, and value diversity of perspectives and ideas. The Code of Conduct provides guidance and outlines expectations in a number of key integrity and compliance areas, including the prohibition of sexual or other forms of harassment, avoiding conflicts of interest, our commitment to health, safety and environmental matters, maintaining accurate books and records, anti-corruption and proper business practices, trade compliance, insider trading, data privacy, respect for human rights, and the appropriate use of information technology and social media. One of the hallmarks of a successful enterprise is a transparent culture of integrity and compliance, as well as a commitment to health, safety and environmental matters. Operating with integrity enhances our ability to operate safely, sustain the credibility of our brand, maintain a strong reputation, and build a track record of growth and performance.

All AdvanSix employees are required to participate in Code of Conduct training and certify on an annual basis that they comply with the Code of Conduct. In addition, directors and executive officers certify, on an annual basis, their recognition of the Code of Conduct and their commitment to act in accordance with its requirements. In connection with our quarterly and annual SEC reporting, certain key members of management similarly certify as to their compliance with the Code of Conduct as well as confirmation of their responsibility to report suspected violations of law, Company policy and the Code of Conduct. In addition to the Code of Conduct, our Integrity and Compliance program provides comprehensive training on a periodic basis, or more frequently, as needed, regarding key compliance topics, develops training scenarios, provides mechanisms for employees and third parties to report concerns, and ensures timely and fair reviews of integrity and compliance concerns. This includes annual training regarding our Anticorruption and FCPA policy, our Insider Trading Policy, our Acceptable Use Policy and our Cybersecurity Policies.

For our Sustainability Report and more information about our corporate social responsibility and sustainability initiatives, please visit our Global Citizenship website at https://www.advansix.com/global-citizenship.

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STOCKHOLDER OUTREACH AND ENGAGEMENT

It is critical that we understand the issues that are important to our stockholders and address, as appropriate, their interests in a meaningful and effective manner. As a result, we engage with our stockholders on a regular basis to discuss a range of topics including our performance, risk management, executive compensation, and corporate governance. Continuous dialogue and engagement with our stockholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, our website as well as our conference calls for our quarterly earnings releases. Our CEO, CFO, Director of Investor Relations and other members of management meet periodically with investors to discuss the Company and its financial and business performance.

In addition, we conduct comprehensive governance and compensation outreach efforts with stockholders representing more than 50% of our shares outstanding to provide updates regarding our business, our compensation philosophy as well as an overview of our governance and compensation framework. From these outreach efforts, as well as meetings held with stockholders, we received positive feedback regarding our governance and compensation regime and our willingness to engage with our stockholders on issues that are important to them. We intend to continue these efforts in connection with our Annual Meeting as well as throughout the remainder of the year. Our executive compensation program received substantial support and was approved, on an advisory basis, by 95% of votes cast at our 2020 Annual Meeting of Stockholders. We believe that this level of approval is indicative of our stockholders’ strong support of our executive compensation program, philosophy and goals and the decisions made with respect to the structure of our executive compensation program and the compensation of our NEOs.

As a result of our stockholder engagement efforts, our Board and stockholders approved at our 2019 Annual Meeting of Stockholders an amendment to our certificate of incorporation and by-laws to remove the supermajority vote requirement to amend our by-laws. In addition, at our 2020 Annual Meeting of Stockholders our stockholders approved the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated.
We intend to continue our stockholder outreach and engagement efforts in connection with our Annual Meeting as well as throughout the remainder of the year.

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COMMUNICATING WITH MANAGEMENT AND IR

Our Investor Relations department is the primary point of contact for stockholder interaction with AdvanSix. Stockholders should write to or call:

Adam Kressel
Director, Investor Relations
AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054
Phone: +1 (973) 526-1700
Visit our website at www.AdvanSix.com

We encourage our stockholders to visit the “Investors” section of our website for more information on our investor relations and corporate governance programs.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Stockholders, as well as other interested parties, may communicate directly with the Chairman, the non-employee directors as a group, or individual directors by writing to: AdvanSix Inc., c/o Corporate Secretary, 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

AdvanSix’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service-related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam; and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we discuss the compensation philosophy, programs and practices adopted by the C&LD Committee for senior executive officers and review the various objectives and elements of AdvanSix’s executive compensation program, its alignment with performance and the 2020 compensation decisions regarding our Named Executive Officers (“NEOs”).

For purposes of this CD&A and the disclosure that follows, the following are AdvanSix’s NEOs for 2020:

Erin N. Kane	President and Chief Executive Officer (CEO)
Michael Preston	Senior Vice President and Chief Financial Officer (CFO)
Achilles B. Kintiroglou	Senior Vice President, General Counsel and Corporate Secretary
Willem Blindenbach	Senior Vice President, Integrated Supply Chain
Christopher Gramm	Vice President, Controller

Executive Summary

Overview

Facing one of the most challenging external set of circumstances this business has ever encountered, our collective organization delivered strong results in 2020. The Company demonstrated resilience, perseverance and strength of execution as we delivered on our commitments:

•We generated positive sales volume growth reflecting the strength of our business model, low-cost position and portfolio diversity.
•We expanded margins, generated higher earnings and free cash flow, and reduced leverage levels, as compared to 2019, while navigating the challenging macro environment.
•We maintained high utilization rates across our facilities, including execution of a large, planned plant turnaround and successful implementation of health and safety protocols in the wake of the COVID-19 pandemic to protect our employees, contractors, assets and other key stakeholders.
•We mitigated the impacts of COVID-19 through approximately $26 million of proactive cost and productivity initiatives.
•We remained in lockstep with changes in customer demand across our supply chain while continuing to invest for growth and improving the underlying earnings power of the business.
•We were awarded a 2020 Gold rating for corporate social responsibility (CSR) from EcoVadis, an independent CSR assessment agency. The gold rating is an acknowledgement of our commitment to corporate social responsibility and the foundation we have built to improve our sustainability performance.

As we look forward, our core focus areas for 2021 include continued operational excellence and improving through-cycle profitability, enhancing portfolio resiliency and strong capital stewardship.

2020 Financial Results

The Company’s financial results reflected robust performance in a challenging macro environment including mitigating the ongoing impacts of COVID-19 and generating positive sales volume growth and higher earnings and cash flow. Consistent with its compensation philosophy, the C&LD Committee evaluated the Company’s reported financial results, balanced with the strong operational performance, and approved 2020 Short-Term Incentive payouts to NEOs at 91.7% of target opportunity. For a discussion of our 2020 Short-Term Incentive payouts, see "Short-Term Incentive Awards" on pages 28-29.

Highlights of 2020 Financial Results:

•Sales down 10.8% versus 2019, including 6.9% lower raw material pass-through pricing and 4.5% unfavorable impact of market-based pricing, partially offset by 0.6% higher volume
•Net Income of $46.1 million, an increase of $4.7 million versus 2019

•EBITDA1 of $123.7 million, an increase of $8.0 million versus 2019

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•EBITDA Margin1 of 10.7%, an increase of 180 bps versus 2019

•Cash Flow from Operations of $111.8 million, a decrease of $8.5 million versus 2019

•Capital Expenditures of $82.9 million, a decrease of $67.4 million versus 2019

•Free Cash Flow1,2 of $28.9 million, an increase of $58.9 million versus 2019

(1) See “Non-GAAP Measures” included in Appendix A for non-GAAP reconciliations.
(2) Free Cash Flow is Net cash provided by operating activities less Capital expenditures

Total Stockholder Return

Since the spin-off in October 2016, AdvanSix total stockholder return has been roughly in-line with the compensation peer group.

Reflects period from October 3, 2016 through December 31, 2020

Fiscal 2020 Compensation Actions

The following summarizes the key compensation decisions for our NEOs for fiscal 2020:

•Base Salary: Based on performance assessments and, in consultation with the independent compensation consultant, a review of peer group data for compensation benchmarking, in February 2020, the C&LD Committee proposed merit-based salary increases for Ms. Kane to $900,000 and for Mr. Preston to $460,000, in each case to better align their base pay with competitive market practices. Ms. Kane and Mr. Preston, however, elected to defer their salary increases for 2020 in light of challenging and dynamic market conditions at that time. In September 2020, in light of improved Company performance, the Committee approved the reinstatement of Ms. Kane and Mr. Preston’s annual base salaries, effective October 2020, at the rates approved in February 2020. In February 2020, the C&LD Committee approved the following annual base salaries for our other NEOs, effective April 1, 2020: Mr. Kintiroglou, $375,000; Mr. Blindenbach, $325,000; and Mr. Gramm, $294,500.

•Short-Term Incentive Awards: Under prior short-term incentive programs, the performance metrics were based on EBITDA (60%), Working Capital Turns (20%) and Production Volume (20%). In February 2020, based on consultation with the independent compensation consultant and a review of peer group data, the C&LD Committee determined to replace Production Volume with Leadership Team Strategic Objectives, as described below, for employees at the level of vice president and above, including our NEOs. The target bonus payout opportunities as a percentage of base salary for Ms. Kane and Mr. Preston were unchanged from 2019. The target bonus opportunities of Mr. Kintiroglou, Mr. Blindenbach and Mr. Gramm were each increased for 2020 to 60%, 60% and 40% of their base salary, respectively. Based on our financial performance achievement during 2020, as discussed below under “Short-Term Incentive Awards,” our NEOs earned short-term incentive plan payouts equal to 91.7% of their target bonus payout opportunity.

•Long-Term Incentive Compensation: In February 2020, our NEOs were granted annual long-term incentive awards in the form of performance stock units (“PSUs”), restricted stock units (“RSUs”) and stock options. All of our NEOs received 50% of their total annual grant value in PSUs, 25% in RSUs and 25% in stock options. PSUs vest after the completion of a three year

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performance period, and the number of shares earned, if any, will be based on our average return on investment and cumulative earnings per share performance relative to pre-established targets. RSUs cliff vest three years after the grant date. Stock options vest ratably over a three-year period on the first three anniversaries of the grant date and expire ten years after the grant date.

Results of our 2020 Advisory Vote on Executive Compensation

Our executive compensation program received substantial support and was approved, on an advisory basis, by 95% of votes cast at our 2020 Annual Meeting of Stockholders. Our C&LD Committee and the other members of our Board believe that this level of approval is indicative of our stockholders’ strong support of our executive compensation program, philosophy and goals and the decisions made with respect to the structure of our executive compensation program and the compensation of our NEOs.

Our Executive Compensation Philosophy and Approach

Our executive compensation and benefit programs are designed to support the creation of stockholder value through four key objectives:
•attract and retain world-class leadership talent
•drive performance that creates stockholder value
•pay for superior results and sustainable performance
•manage risk through oversight and sound management

In setting total compensation to meet these key objectives, we seek to achieve the optimal balance between: (1) fixed and variable (or “at-risk”) pay elements; (2) short-term and long-term pay elements; and (3) cash and equity-based elements.

The factors applicable to our NEOs that generally shape our assessment of compensation and help achieve our key objectives include: (1) compensation history, in total and for each element of compensation; (2) operational and financial performance of AdvanSix; (3) future leadership development and potential; (4) our performance relative to the competitive marketplace; (5) individual performance record; (6) relative level of responsibility within AdvanSix and the impact of the NEO’s position on Company performance; (7) trends and best practices in executive compensation; and (8) industry and macroeconomic conditions.

For a discussion of certain of our C&LD Committee processes and procedures with respect to executive compensation, please see "Board Committee Oversight of Executive Compensation and Outside Compensation Consultant" on pages 10-11.

2020 Compensation Program Design

In establishing our compensation program for 2020, our C&LD Committee took some of the following key actions:

•Approved a peer group to reflect comparator companies of similar revenue size and business scope with whom we compete for talent and capital, adding one peer company, American Vanguard, and removing two peer companies, Innophos and Omnova Solutions, which were acquired in early 2020;

•Established our annual and long-term incentive compensation program design for 2020 to reflect our pay-for-performance culture, maintaining a program that was generally consistent with our 2019 program;

•Adopted performance metrics under our short-term incentive compensation program and for our PSUs which are designed to align with the key elements of our strategy to grow stockholder value. Performance metrics for our PSUs remained consistent with 2019. As described below under “Details on Program Elements and Related 2020 Compensation Decisions – Short-Term Incentive Awards,” the C&LD Committee replaced the performance metric previously based on Production Volume with a metric based on Leadership Team Strategic Objectives for employees at the level of vice president and above, including our NEOs.

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2020 Compensation Mix

The following charts illustrate the approximate target mix of base salary, short-term incentive awards and long-term incentive awards for our CEO and our other NEOs in 2020, highlighting the performance-driven focus of our executive compensation program which emphasizes at risk, performance-based pay:

Key 2020 Compensation Program Elements

The following is a summary of the main elements of our 2020 compensation program, a description of each element and an explanation as to why we pay each element:

Compensation Element	Description	Objectives
Base Salary	Fixed cash compensation; reviewed annually and subject to adjustment	Attract, retain and motivate our NEOs
Short-Term Cash Incentive Compensation	Annual cash incentive compensation based on performance against annually established Company financial and operational performance goals	Reward and motivate our NEOs for achieving key short-term performance objectives
Long-Term Equity Compensation	Annual equity compensation awards of PSUs (with payout tied to achievement of Company financial and operational goals measured over a 3-year performance period), time-based RSUs and stock options	Align NEO interests with those of our stockholders by rewarding the creation of long-term stockholder value and encouraging stock ownership; reward and motivate our NEOs for achieving key long-term performance objectives
Health, Welfare and Retirement Benefits	Qualified and nonqualified retirement plans and health care and insurance benefits	Attract and retain NEOs by providing market-competitive benefits
Severance and Change-in-Control Arrangements	Reasonable severance benefits provided upon covered terminations of employment, including following a change in control	Attract and retain high quality talent by providing market-competitive severance protection, thereby encouraging NEOs to direct their attention to stockholders’ interests notwithstanding the potential for loss of employment in connection with a change in control

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Our Commitment to Compensation Best Practices
As part of our executive compensation program, our C&LD Committee is committed to regular review and consideration of best practices in governance and executive compensation. Our C&LD Committee has adopted the following policies and practices:

	What We Do		What We Don’t Do
●	Pay-for-performance philosophy designed to emphasize compensation tied to creation of stockholder value	●	No excise tax gross-ups upon a change in control
●	Retention of an independent compensation consultant who is prohibited from performing any other services for the Board or Company	●	No significant perquisites and no gross-ups on perquisites
●	Multiple performance metrics for short-term and long-term incentive compensation; different metrics used for each plan	●	No excessive severance or change in control protection
●	Maximum cap on our incentive award payouts	●	No repricing or replacement of stock options without stockholder approval
●	Deliver a substantial portion of executives’ target total direct compensation in the form of variable, “at risk,” performance-based compensation	●	No hedging and pledging permitted by our executives and directors
●
Robust compensation governance practices, including annual CEO performance evaluation by our independent directors and a comprehensive process for setting performance goals with use of independent compensation consultant

●	Double trigger provisions for accelerated vesting of equity awards upon a change in control
●	Stock ownership guidelines (5x base salary for our CEO, 3x base salary for our CFO, and 1x for our other NEOs)
●	Annual limit on director compensation
●	Guard against competitive harm by obtaining our executives’ agreement to non-competition compensation forfeiture clauses and other restrictive covenants
●	Apply clawback obligations to incentive-based and equity-based compensation awards for executive officers pursuant to our clawback policy and our 2016 Stock Incentive Plan

Peer Group

The C&LD Committee believes it is important to understand the relevant market for executive talent to ensure that AdvanSix’s executive compensation program is competitive and supports the attraction and retention of highly qualified executives. The C&LD Committee also believes that market information is useful as one relevant factor in assessing the reasonableness of compensation paid to our executive officers.

The C&LD Committee utilizes its independent compensation consultant to advise with respect to establishing its peer group of companies for use in connection with compensation benchmarking, review of market practices and relative performance evaluations. The following selection criteria were used in determining the peer group: size (revenues and market capitalization generally within the range of 0.33 - 3x AdvanSix’s revenue and market capitalization), industry (chemicals industry), operating complexity (focused on organizations with vertical integration), location/geographic reach (U.S. based organizations with global distribution) and availability of data (publicly traded companies). In addition, given the frequent M&A activity in the chemicals industry, the independent compensation consultant targeted a group of 15 - 20 companies so that the peer group included a sufficient number of companies to provide a robust data set. On a regular basis, at the C&LD Committee's direction, the independent compensation consultant evaluates the peer group and proposes modifications for the C&LD Committee's consideration to eliminate companies that were acquired or no longer meet the peer group selection criteria and to add new companies to ensure that we can continue to maintain a robust data set from the peer group.

In February 2020, the C&LD Committee approved the following peer companies, as recommended by its independent compensation consultant, to be used in determining 2020 compensation for our executive officers as well as our directors (which we refer to in this proxy statement as our "Compensation Peer Group" or our "peer group"):

American Vanguard	H.B. Fuller	Quaker Chemical Corp.	W.R. Grace
Cabot Corp.	Ingevity Corp.	Sensient Technologies Corp.
Ferro Corp.	Innospec Inc.	Stepan Co.
GCP Applied Technologies	Kraton Corp.	Trinseo
Hawkins Inc.	Minerals Technologies Inc.	Tredegar Corp.

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This peer group reflects a modification to the 2019 peer group, as recommended by our independent compensation consultant, to add American Vanguard to the peer group and eliminate Innophos and OMNOVA Solutions, which were acquired in early 2020, from the peer group.

As compared to the peer group, AdvanSix ranked at approximately the 32nd percentile with respect to total trailing twelve month revenues and at approximately the 13th percentile with respect to market capitalization, in each case as of December 31, 2020, based on the data provided by our independent compensation consultant.

Details on Program Elements and Related 2020 Compensation Decisions

Base Salary

Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on scope of responsibility, years of experience and performance, with reference to market data (but are not targeted to a specific competitive position). On February 24, 2020, based on performance assessments and, in consultation with the independent compensation consultant, a review of peer group data for compensation benchmarking, the C&LD Committee proposed merit-based salary increases for Ms. Kane to $900,000, representing an 11% increase, and for Mr. Preston to $460,000, representing a 2.5% increase, to better align their base pay with competitive market practices. Ms. Kane and Mr. Preston, however, elected to defer their salary increases for 2020 in light of challenging and dynamic market conditions at that time. In September 2020, in light of improved Company performance, the Committee approved the reinstatement of Ms. Kane and Mr. Preston’s annual base salaries at the rates approved in February, effective October 2020. Prior to this adjustment, Ms. Kane’s salary was below the 25th percentile of the peer group.

In February 2020, the C&LD Committee approved the following annual base salaries for our other NEOs, effective April 1, 2020: Mr. Kintiroglou, $375,000, representing an approximately 25% increase in connection with his promotion to Senior Vice President, General Counsel and Corporate Secretary and an executive officer of the Company; Mr. Blindenbach, $325,000; and Mr. Gramm, $294,500. The base salaries for Mr. Blindenbach and Mr. Gramm remained consistent with 2019.

In February 2021, based on performance assessments and, in consultation with the independent compensation consultant, a review of peer group data for compensation benchmarking, the C&LD Committee proposed merit-based salary increases for each of the NEOs. The following are the annual base salaries of our NEOs, effective April 1, 2021: Ms. Kane, $925,000; Mr. Preston, $475,000; Mr. Kintiroglou, $395,000; Mr. Blindenbach, $335,000; and Mr. Gramm, $304,000.

Short-Term Incentive Awards

Short-term incentive awards are intended to motivate and reward executives for achieving annual corporate and individual goals in key areas of financial and operational performance.

In February 2020, the C&LD Committee established the metrics for the short-term incentive plan for 2020 to ensure alignment with the Company’s business objectives and compensation philosophy while also taking into consideration a review of peer group data confirmed by its independent compensation consultant.

Under the operational plan established for 2020, our NEOs had the opportunity to earn a cash payment based on Company financial performance measured over the period from January 1, 2020 to December 31, 2020. The Company performance metrics for 2020 were based on the following metrics:

Performance Metrics	Weighting	Definition
EBITDA	60%	Earnings before interest, taxes, depreciation and amortization
Working Capital Turns	20%	Rolling 12 months sales divided by average 13 month working capital balance
Leadership Team Strategic Objectives	20%	Goals relating to business strategies, operational excellence, risk management and corporate social responsibility factors including environmental, social and governance priorities

For performance achievement at the target level (100% of the specified performance metric), each NEO would earn his or her target award opportunity, which is expressed as a specified percentage of his or her base salary. The target award opportunities for our NEOs for 2020 were: Ms. Kane, 100%; Mr. Preston, 70%; Mr. Kintiroglou, 60% (increased from 25% in connection with his promotion to Senior Vice President, General Counsel and Corporate Secretary and as an executive officer of the Company); Mr. Blindenbach, 60% (increased from 50%); and Mr. Gramm, 40% (increased from 35%).

For performance achievement below the threshold level, no payment is earned. For performance achievement at the following threshold levels, each NEO would earn the applicable percentage of his or her target award opportunity: EBITDA threshold at 25%; Working Capital Turns threshold at 50%; and Strategic Objectives threshold at 50%. For performance achievement at or above the maximum level, each NEO would earn a maximum amount of 200% of his or her target award opportunity. For performance achievement between threshold, target and maximum amounts, payout of awards will be interpolated. If actual performance falls below threshold for all three performance metrics, no incentive awards will be paid. The performance metrics defined for our 2020 short-term incentive plan were:

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Performance Metrics	Threshold	Target	Maximum
EBITDA	$88 million	$117 million	$165 million
Working Capital Turns	13.6	16.0	20.6
Leadership Team Strategic Objectives	50% achievement	100% achievement	200% achievement
Each NEO’s award was generally determined as follows: base salary x target award opportunity % x applicable performance metric % achievement. Under our short-term incentive plan, actual performance results are subject to further adjustment for the cumulative effect of changes in accounting treatment, impact of acquisitions and divestitures, discontinued operations, restructuring charges and other unusual events. Based on actual results for 2020, our performance exceeded target for EBITDA but was below threshold with respect to the Working Capital Turns performance metric. In assessing performance with respect to the Leadership Team Strategic Objectives, the C&LD Committee determined achievement of 90% based on strong progress towards the goals set for our leadership team at the outset of the year. These goals were based on strategic objectives for our nylon solutions, chemical intermediates, and plant nutrients businesses as well as operational improvements in our integrated supply chain, HSE performance, risk mitigation improvements and development of ESG and sustainability strategy including enhanced reporting and improved corporate social responsibility ratings.

When reviewing the calculated payout, the C&LD Committee considered the market dynamics and impact associated with the COVID-19 pandemic, noting that management executed operational decisions which impacted the working capital results in order to navigate headwinds and mitigate risk associated with the COVID-19 pandemic and related market dynamics. In recognition of the strong operational plant performance and free cash flow results significantly exceeding 2019 results, each of which were achieved notwithstanding the extraordinary external events associated with the COVID-19 pandemic, the C&LD Committee determined that the payout based on the Working Capital Turns performance metric would be adjusted upward to payout at threshold achievement. There were no discretionary adjustments made for EBITDA or Strategic Objectives.

Our adjusted performance resulted in a payout of 91.7% of the target award opportunity.

Performance Metrics	Weighting	Actual Results	STI Achievement % Based on Actual Results	Adjusted Results	Adjusted STI Achievement %
EBITDA	60%	$123 million	106%	$123 million	106%
Working Capital Turns	20%	11.3	0.0%	13.6	50.0%
Leadership Team Strategic Objectives	20%	90% achievement	90.0%	90% achievement	90.0%
			81.6%		91.7%

Based on achievement of Company financial performance metrics and related adjustments, as described above, and a review of each NEO's individual performance for 2020, which was concluded to be strong and in-line with expectations, the C&LD Committee approved payouts under our 2020 short-term incentive plan as follows:

	Company Financial Performance Achievement	x	Target Award Opportunity	=	Actual 2020 Short-Term Incentive Plan Award
Erin N. Kane	91.7%		$900,000		$825,300
Michael Preston	91.7%		$322,000		$295,274
Achilles B. Kintiroglou	91.7%		$225,000		$206,325
Willem Blindenbach	91.7%		$195,000		$178,815
Christopher Gramm	91.7%		$117,800		$108,023

Payments under the 2020 short-term incentive compensation program were made in the first quarter of 2021 following approval of performance results by the C&LD Committee.

In February 2021, the C&LD Committee approved the 2021 short-term incentive compensation program. Under the 2021 program, the performance metrics for employees at the level of vice president and above, including our NEOs, are unchanged for 2020 with the exception that the Working Capital Turns performance metric has been replaced with a Free Cash Flow ("FCF") performance metric. In consultation with its compensation consultant, the C&LD Committee determined that FCF is a key external measure evaluated by investors, is a prevalent measure used in the chemicals industry, promotes disciplined capital expenditure spend and links short-term incentive payments to cash generation by the business.

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Long-Term Incentive Compensation

2020 Long-Term Incentive Awards

In February 2020, the C&LD Committee established our long-term incentive award program for 2020 to ensure alignment with the Company’s business objectives and compensation philosophy, while also taking into consideration a review of market practice confirmed by its independent compensation consultant. The C&LD Committee determined to award long-term incentive awards in the form of:

	Terms	Weighting for NEOs
Performance Stock Units (PSUs)	3 year performance period	50%
Restricted Stock Units (RSUs)	Service-based vesting; cliff vest after 3 years	25%
Stock Options	Ratable vesting over 3 years; 10 year option term	25%

The C&LD Committee believes strongly in using long-term incentive compensation to reinforce key Company objectives such as promoting the achievement of long-term performance goals, focusing on the significance of stockholder return, encouraging executive retention, and promoting executive stock ownership. In determining the overall opportunity and mix of long-term incentive awards, the C&LD Committee considers various factors, including competitive market positioning against comparable peer group executives, peer group long-term incentive award practices, potential economic value realized, and timing of vesting and related matters. The NEOs’ total target award values for their 2020 long-term incentive awards were as follows: Ms. Kane, $2,640,000; Mr. Preston, $800,000; Mr. Kintiroglou, $425,000; Mr. Blindenbach, $350,000; and Mr. Gramm, $295,000. In addition, in February 2020, the C&LD Committee granted to Mr. Gramm a retention award in the form of RSUs with a grant date fair value of $100,000, which cliff vests three years from the grant date.

Performance Stock Units. In choosing the relevant performance metrics for our PSU grants, the C&LD Committee considered that an average three-year Return on Investment (“ROI”) is aligned with stockholder interests because AdvanSix is capital intensive and ROI has a high correlation to stockholder return. With respect to cumulative earnings per share (“EPS”), the C&LD Committee considered this measure’s direct relationship to valuation and that EPS is a key driver of stockholder return.

The C&LD Committee established the relevant metrics based on internal operating targets, industry data as well as peer group data for compensation benchmarking. We do not disclose the specific, forward-looking ROI or EPS goals that we established for the PSU awards granted in 2020 because these goals relate to executive compensation to be earned and/or paid in future years and we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance period has ended as part of our discussion and analysis about the amounts earned by the NEOs under these awards. In setting the applicable target levels, the C&LD Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. We believe that the threshold goals have been established at levels reasonably challenging to attain and that will promote execution of business strategies and drive stockholder value, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. See the Grants of Plan-Based Awards-Fiscal Year 2020 Table in this proxy statement for additional information regarding the PSU grants made to our NEOs in 2020.

For achievement of a given performance metric below the threshold level, no shares will be earned. For performance achievement at the threshold, target and maximum levels, each NEO would earn 25%, 100% or 200% of his or her target award, respectively. For performance achievement between threshold, target and maximum amounts, the number of shares earned will be interpolated. If actual performance falls below threshold for both performance metrics, no shares are earned.

Restricted Stock Units. An RSU represents the right to receive one share of our Common Stock on a set vesting date subject to continued employment through such vesting date. RSUs provide incentive to drive share price appreciation while encouraging retention.

Stock Options. A stock option represents the right to purchase shares of our common stock at a specified per share price known as the exercise price. Under the terms of our incentive plan, the exercise price of our stock options is equal to the average of the high and low sale prices of our Common Stock on the date of grant. The C&LD Committee believes that stock options are a highly effective long-term incentive vehicle as they only have value if the price of the Company’s stock appreciates following the grant date, thereby directly aligning compensation value with stockholder value creation. Each option is subject to vesting requirements over three years, encouraging retention.

2021 Long-Term Incentive Award Program and Special One-Time Grants. For 2021, the long-term incentive program remains generally consistent with the 2020 program with one exception – the program will include a Relative Total Shareholder Return ("rTSR") modifier. In February 2021, the C&LD Committee approved the 2021 PSU awards, with performance metrics based on cumulative three-year EPS (50%) and average three-year ROI (50%) plus the rTSR modifier. Under the rTSR modifier, the number of shares earned based on our EPS and ROI performance will be: (i) increased by 10% if our TSR performance is in the top 25 percent relative to the selected comparator index, which is the S&P Small Cap 600 Materials, or (ii) decreased by 10% if our TSR performance is in the bottom 25

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percent relative to the selected comparator index. The rTSR modifier has no impact for performance between the 26th and 74th percentiles relative to the selected comparator index.

In addition, in February 2021, the C&LD Committee granted to Mr. Kintiroglou an award in the form of RSUs with a grant date fair value of $300,000, which ratably vests over three years from the grant date. Mr. Kintiroglou’s award was granted in light of his promotion to Senior Vice President, General Counsel and Corporate Secretary.

2018 PSU Awards - Results

The PSU awards granted in February 2018 were based on achievement of two performance metrics: three-year cumulative EPS (50%) and three-year average ROI (50%). For these awards, target and threshold EPS were $10.30 and $9.44, respectively, and target and threshold ROI were 18.0% and 13.0%, respectively. In February 2021, the Committee determined that the 2018 PSU awards did not achieve threshold performance with respect to either the EPS performance metric or the ROI performance metric. Accordingly, there was no payout under the 2018 PSU awards for our NEOs or other participants.

Other AdvanSix Compensation & Benefit Programs

In addition to the annual and long-term compensation programs described above, we provide our executive officers with the benefits, retirement plans and limited perquisites summarized below.

Severance Benefits

In November 2017, our C&LD Committee adopted the AdvanSix Inc. Executive Severance Pay Plan (“Severance Plan”) for executive officers. The purpose of the Severance Plan is to provide financial protection upon loss of employment at market competitive rates. The severance terms for the NEOs were established in connection with peer group market practices and data provided by our compensation consultant. We believe these arrangements are necessary to attract and retain our executives and ensure continuity of management.

The Severance Plan provides participants with certain severance benefits in the event of a covered termination, which includes: (i) an involuntary termination of employment by the Company, subject to certain exceptions enumerated in the Severance Plan; and (ii) voluntary termination of employment by a participant for Good Reason, as defined in the Severance Plan.

In the event of a covered termination occurring outside of the Change in Control Period, which is the twenty-four month period following the occurrence of a Change in Control, as defined in the Severance Plan, each participant would be entitled to receive a lump sum cash payment in an amount equal to:

•For our CEO: 2x the sum of her base salary plus prior year’s target bonus.

•For each other participant: 1x the sum of his or her base salary plus prior year’s target bonus.

In the event of a covered termination occurring during the Change in Control Period, each participant would be entitled to receive:

•For our CEO: (i) a lump-sum cash payment in an amount equal to 3x the sum of her base salary plus target bonus; and (ii) in the event that she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of her COBRA coverage for 36 months.

•For each other participant: (i) a lump-sum cash payment in an amount equal to 2x the sum of his or her base salary plus target bonus; and (ii) in the event that he or she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of his or her COBRA coverage for 24 months.

A participant’s right to receive benefits under the Severance Plan is conditioned, among other things, on the participant timely executing and not revoking an effective release of claims against the Company, its officers, directors and employees and the participant’s agreement to abide by certain restrictive covenants, in the C&LD Committee’s discretion. The Severance Plan also reserves the right of the C&LD Committee to cancel benefits under the Severance Plan in the event a participant engages in any activity that is considered detrimental to the Company’s interests.

Each participant is solely responsible for any tax liabilities incurred by him or her in connection with the Severance Plan. In the event that a participant would be subject to the excise tax imposed by Section 4999 of the Code, the Severance Plan includes a “net best” provision whereby a participant would be entitled to the greater after-tax benefit of either: (i) his or her full severance benefits, for which the participant is responsible for the payment of any applicable Section 4999 excise tax; or (ii) his or her severance benefits reduced to the maximum amount that would result in no Section 4999 excise tax for the participant.

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The C&LD Committee may amend or terminate the Severance Plan at any time in accordance with its terms, provided that during the Change in Control Period and during a specified period prior to a Change in Control, the Severance Plan may not be amended or terminated in any manner adverse to the interests of the participants.

The compensation that could be received by our NEOs in connection with various termination scenarios occurring on December 31, 2020 is set forth below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Retirement Plans and Nonqualified Deferred Compensation Plan

In connection with the spin-off, we were required to adopt a qualified defined benefit retirement plan with terms materially consistent with the terms of Honeywell’s Retirement Earnings Plan (“Honeywell REP”). In October 2016, our Board adopted the AdvanSix Inc. Retirement Earnings Plan (“Retirement Plan”). The only participants in the Retirement Plan are those Company employees who were active participants in the Honeywell REP. Of our NEOs, only Ms. Kane, Mr. Preston and Mr. Gramm participate in the Retirement Plan. Participants earn a benefit under a formula substantially identical to the formula which applied to the participant under the Honeywell REP, except that any benefit earned under our Retirement Plan will be reduced by the value of benefits accrued through the spin-off date under the Honeywell REP, which remain the responsibility of Honeywell. The material terms of our Retirement Plan are explained below under “Pension Benefits - Fiscal Year 2020.”

We have also adopted a broad-based defined contribution plan, or 401(k) plan. The AdvanSix Inc. Savings Plan (“Savings Plan”) allows eligible employees to contribute a portion of their cash compensation on a tax-deferred basis to save for their future retirement needs. The Company matches 50% of the first 8% of contributions for employees covered by a collective bargaining agreement and matches 75% of the first 8% of the employee’s contribution election for all other employees. The Company may also provide an additional discretionary retirement savings contribution which is at the sole discretion of the Company. Matching contributions vest after three years of service.

The Company has also adopted the AdvanSix Inc. Deferred Compensation Plan (the "DCP"), effective January 1, 2018. The DCP is a nonqualified deferred compensation plan under which designated eligible executives, including our NEOs, and directors of the Company may elect to defer annual base salary, bonuses or director’s fees, as applicable. The DCP also permits the Company to make contributions to the accounts of employee participants. Under the DCP, employee participants may elect to defer up to a maximum of 75% of base salary and 90% of bonuses. Participants designate the funds in which their account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts. The rate of return earned on a participant’s account balance is based on the actual performance of the funds in which he or she is deemed invested. All amounts credited under the DCP, with the exception of any contributions which may be made by the Company, are immediately vested. The material terms of the DCP are explained below under “Nonqualified Deferred Compensation - Fiscal Year 2020.”

Benefits and Perquisites

Our NEOs are eligible to participate in Company-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. Our NEOs participate in these programs on the same basis as the rest of AdvanSix’s salaried employees. We offer an annual executive health exam to each of our executive officers, including our NEOs. We also maintain excess liability coverage for senior management personnel, including our NEOs, as well as a relocation program providing for reimbursement of certain relocation expenses.

Stock Ownership Guidelines

The C&LD Committee believes that our executives will more effectively pursue our stockholders’ long-term interests if they hold substantial amounts of our stock. Accordingly, our C&LD Committee has adopted minimum stock ownership guidelines for all executive officers.

Under these guidelines, our executive officers must hold shares of our Common Stock equal in value to the following multiples of their current base salary:

CEO	5x base salary
CFO	3x base salary
Other executive officers	1x base salary

Shares used in determining whether these guidelines are met include shares held personally or beneficially owned and RSUs subject to service-based vesting conditions. Unvested PSUs and stock options, whether vested or unvested, do not count towards an executive’s ownership. As of April 1, 2021, all of our executive officers have satisfied their stock ownership guidelines. Executives have five years from the date they become subject to the guidelines to meet the ownership requirement. Until an executive has met the applicable ownership requirement, he or she is required to hold 100% of the shares (net of taxes) received upon the vesting of RSUs and PSUs and upon the exercise of stock options.

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Clawback Policy

We have a clawback policy which applies to executive officers and certain other key employees. In developing the policy, the C&LD Committee obtained the advice of its independent compensation consultant which advised that the policy is consistent with market practice. The policy applies to incentive-based and equity-based compensation, the amount, payment and/or vesting of which was predicated upon achievement of financial results. The policy is triggered, at the discretion of the C&LD Committee, if there is a restatement of the financial results of the Company and the covered executives would have received a lower incentive payout had they been calculated on the restated financials. The C&LD Committee may seek to recover excess compensation, as it deems appropriate, following consideration of: the likelihood of success of recoupment versus the cost and effort involved, whether any fraud, gross negligence, illegal conduct or other misconduct materially contributed to the need for a restatement, whether recoupment may prejudice the Company’s interests, the time that has lapsed since the misconduct, and any pending legal proceedings related to the misconduct.

Hedging and Pledging

All employees and directors are prohibited from pledging AdvanSix securities or using AdvanSix securities to support margin debt.

Hedging by employees and directors is prohibited. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to offset any decrease in the market value of AdvanSix stock held, directly or indirectly by them, whether the stock was acquired pursuant to a compensation arrangement or otherwise.

Employees and directors are prohibited from engaging in short sales of AdvanSix securities. Selling or purchasing puts or calls or otherwise trading in or writing options on AdvanSix securities by employees and directors is also prohibited.

Risk Oversight Considerations

AdvanSix subscribes to a “pay-for-performance” philosophy. As such:

•A substantial portion of our NEOs’ target compensation is “at risk” with the value of one or more elements of compensation tied to the achievement of financial and other measures the Company considers important drivers of stockholder value.
•Long-term incentive compensation for our NEOs makes up a larger percentage of an employee’s target total direct compensation than short-term incentive compensation. By tying a significant portion of total direct compensation to long-term incentives over a three-year period, we promote longer-term perspectives regarding Company performance and align the interests of employees with those of stockholders.
•The maximum payout for both the annual and long-term incentive compensation is generally capped at 200% of target. The C&LD Committee also has discretionary authority to reduce short-term incentive payments, including to zero.
•We use multiple performance metrics to avoid having compensation opportunities overly weighted toward the performance result of a single metric. In general, our incentive programs are based on a mix of financial, operational, and individual goals.
•Base salaries are positioned to be consistent with executives’ responsibilities so as not to motivate excessive risk-taking to achieve financial security.
•Our executive officers and directors are subject to stock ownership guidelines which help to promote longer term perspectives and align the interests of our executive officers and directors with those of our stockholders.
•Our C&LD Committee does not generally accelerate equity vesting absent special circumstances.
•We prohibit our executives and directors from hedging or pledging AdvanSix securities.
Our C&LD Committee reviews the risks and rewards associated with our employee compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short-term and the long-term. Management and the C&LD Committee do not believe any of our compensation policies or practices create risks that are reasonably likely to have a material adverse impact on the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code restricts deductibility for federal income tax purposes of annual individual compensation paid to NEOs and former NEOs in excess of $1 million. The C&LD Committee reserves its discretion to approve nondeductible compensation where necessary to achieve our overall compensation objectives and to ensure that the Company make appropriate payments to its executive officers.

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COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The C&LD Committee reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the fiscal year ended December 31, 2020.

The Compensation and Leadership Development Committee

Daniel F. Sansone, Chair
Todd D. Karran
Patrick S. Williams

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2020 SUMMARY COMPENSATION TABLE

The following tables provide information concerning compensation paid to our NEOs for fiscal year 2020.

Named Executive Officer and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Erin N. Kane, President and Chief Executive Officer	2020	$861,923	$1,980,022	$660,002	$825,300	$—	$58,328	$4,385,575
	2019	$773,654	$1,974,395	$658,132	$376,650	$—	$59,120	$3,841,951
	2018	$659,250	$1,733,991	$578,062	$237,600	$—	$41,176	$3,250,079
Michael Preston, Senior Vice President and Chief Financial Officer	2020	$468,808	$600,009	$200,004	$295,274	$—	$19,942	$1,584,037
	2019	$445,409	$584,784	$292,390	$146,150	$—	$39,550	$1,508,283
	2018	$429,021	$411,054	$205,539	$107,347	$—	$27,463	$1,180,424
Achilles B. Kintiroglou, Senior Vice President, General Counsel, Corporate Secretary	2020	$366,473	$318,767	$106,252	$206,325	$—	$22,725	$1,020,542
	2019	$—	$—	$—	$—	$—	$—	$—
	2018	$—	$—	$—	$—	$—	$—	$—
Willem Blindenbach, Senior Vice President, Integrated Supply Chain	2020	$337,500	$262,522	$87,500	$178,815	$—	$17,775	$884,112
	2019	$—	$—	$—	$—	$—	$—	$—
	2018	$—	$—	$—	$—	$—	$—	$—
Christopher Gramm, Vice President, Controller	2020	$305,827	$321,253	$73,754	$108,023	$—	$19,962	$828,819
	2019	$292,144	$210,509	$105,243	$47,930	$—	$30,254	$686,080
	2018	$283,507	$185,004	$92,503	$35,204	$—	$18,631	$614,849

(1)Amounts in this column reflect base salary paid to our NEOs in 2020, 2019 and 2018. For Mr. Kintiroglou and Mr. Blindenbach, compensation amounts are reported only for 2020 as this is the first year they are serving as NEOs of the Company.
(2)Amounts in this column for 2020 reflect the RSU awards and the PSU awards granted to our NEOs under our 2020 long-term incentive award program. For these awards, the grant date fair value per share was $14.29 per share, calculated using the high and low sales price of a share of our stock on the grant date. A discussion of the assumptions used in the valuation of RSU and PSU awards made in fiscal year 2020 may be found in Note 16 to the Notes to the Financial Statements in our 2020 Form 10-K.
The grant date fair value of RSU awards granted in 2020 is as follows: Ms. Kane, $660,012; Mr. Preston, $200,003; Mr. Kintiroglou, $106,260; Mr. Blindenbach, $87,512; and Mr. Gramm, $173,752.
The grant date fair value of PSU awards granted in 2020 is reflected in the table at target as follows: Ms. Kane, $1,320,010; Mr. Preston, $400,006; Mr. Kintiroglou, $212,507; Mr. Blindenbach, $175,010; and Mr. Gramm, $147,501. The grant date fair value of PSU awards assuming maximum performance achievement is as follows: Ms. Kane, $2,640,020; Mr. Preston, $800,012; Mr. Kintiroglou, $425,014; Mr. Blindenbach, $350,020; and Mr. Gramm, $295,002.
(3)Amounts in this column for 2020 reflect stock options granted to our named executive officers under our 2020 long-term incentive award program. Amounts reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant. These stock options were awarded with a Black-Scholes value of $4.74 per share. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2020 may be found in Note 16 to the Notes to the Financial Statements in our 2020 Form 10-K.
(4)Amounts in this column for 2020 reflect payouts under our 2020 short-term incentive program. See above in the Compensation Discussion and Analysis under “Details on Program Elements and Related 2020 Compensation Decisions-Short-Term Incentive Awards” for additional information.
(5)Values in this column for 2020 represent the aggregate change in the present value of the accumulated benefit under the AdvanSix Retirement Earnings Plan ("REP") from December 31, 2019 to December 31, 2020 of each of our NEOs who participates in the REP, namely Ms. Kane, Mr. Preston and Mr. Gramm (see the "Pension Benefits—Fiscal Year 2020" table of this proxy statement for additional information). Due to decreases in interest rates since 2016, the value of the overall benefit under the REP when expressed as an annuity has decreased. Since the Honeywell qualified plan offset expressed as an annuity is fixed at the 2016 level, the net ASIX REP benefit was $0 at December 31, 2019 and December 31, 2020 for our NEOs who participate in the REP. Accordingly, the amount reported in the table is zero. There are no above-market earnings under our DCP.
(6)For 2020, All Other Compensation consists of the following items:

Item	Ms. Kane	Mr. Preston	Mr. Kintiroglou	Mr. Blindenbach	Mr. Gramm
Matching Contributions 401K	$14,625	$13,330	$10,113	$16,163	$17,065
Excess Liability Insurance	$1,612	$1,612	$1,612	$1,612	$1,612
Matching Contributions DCP	$37,091	$—	$—	$—	$1,285
Executive Health Exam	$5,000	$5,000	$11,000	$—	$—
Total	$58,328	$19,942	$22,725	$17,775	$19,962

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GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2020

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
	Type (1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)
Erin N. Kane	STI	2/24/2020	450,000	900,000	1,800,000	—	—	—	—	—	—	—	—
	PSU	2/26/2020	—	—	—	46,187	92,373	184,746	—	—	—	—	$1,320,010
	RSU	2/26/2020	—	—	—	—	—	—	46,187	—	—	—	$660,012
	NQSO	2/26/2020	—	—	—	—	—	—	—	139,241	$14.29	$14.27	$660,002
Michael Preston	STI	2/24/2020	161,000	322,000	644,000	—	—	—	—	—	—	—	—
	PSU	2/26/2020	—	—	—	13,996	27,992	55,984	—	—	—	—	$400,006
	RSU	2/26/2020	—	—	—	—	—	—	13,996	—	—	—	$200,003
	NQSO	2/26/2020	—	—	—	—	—	—	—	42,195	$14.29	$14.27	$200,004
Achilles B. Kintiroglou	STI	2/24/2020	112,500	225,000	450,000	—	—	—	—	—	—	—	—
	PSU	2/26/2020	—	—	—	7,436	14,871	29,742	—	—	—	—	$212,507
	RSU	2/26/2020	—	—	—	—	—	—	7,436	—	—	—	$106,260
	NQSO	2/26/2020	—	—	—	—	—	—	—	22,416	$14.29	$14.27	$106,252
Willem Blindenbach	STI	2/24/2020	97,500	195,000	390,000	—	—	—	—	—	—	—	—
	PSU	2/26/2020	—	—	—	6,124	12,247	24,494	—	—	—	—	$175,010
	RSU	2/26/2020	—	—	—	—	—	—	6,124	—	—	—	$87,512
	NQSO	2/26/2020	—	—	—	—	—	—	—	18,460	$14.29	$14.27	$87,500
Christopher Gramm	STI	2/24/2020	58,900	117,800	235,600	—	—	—	—	—	—	—	—
	PSU	2/26/2020	—	—	—	5,161	10,322	20,644	—	—	—	—	$147,501
	RSU	2/26/2020	—	—	—	—	—	—	12,159	—	—	—	$173,752
	NQSO	2/26/2020	—	—	—	—	—	—	—	15,560	$14.29	$14.27	$73,754
(1)Award Type:
RSU = restricted stock unit subject to service-based vesting conditions
PSU = restricted stock unit subject to performance-based vesting conditions (value presented at target)
NQSO = nonqualified stock option subject to service-based vesting conditions
STI = annual cash incentive awards under our Short-Term Incentive plan
(2)Represents our NEOs’ potential threshold, target and maximum award opportunities under our short-term cash incentive program for 2020 performance. The amount reported for threshold assumes achievement of threshold performance with respect to each of the metrics under the 2020 plan (EBITDA, Working Capital Turns and Leadership Team Strategic Objectives). Amounts actually paid for 2020 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(3)Represents the potential threshold, target and maximum number of shares that our NEOs may earn with respect to 2020 PSU grants under our 2020 long-term incentive program for the performance period commencing January 1, 2020 and ending December 31, 2022. The amount reported for threshold assumes achievement of threshold performance with respect to each of the applicable performance metrics (Average ROI and Cumulative EPS). The number of shares earned pursuant to these awards, if any, will be determined and paid following completion of the three-year performance period based on our actual performance against the pre-established performance metrics.
(4)Under the terms of our 2016 Stock Incentive Plan, the exercise price of our stock options is equal to the average of our high and low sale prices of our Common Stock on the date of grant.

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OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

	Option Awards						Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Erin N. Kane	2/26/2020	—	139,241	(2)	$14.29	2/26/2030	46,187	(3)	$923,278	92,373	(4)	$1,846,536
	2/27/2019	18,800	37,600	(2)	$33.34	2/27/2029	19,740	(3)	$394,603	39,480	(4)	$789,205
	3/2/2018	26,688	13,344	(2)	$41.97	3/2/2028	13,772	(3)	$275,302	27,543	(4)	$550,585
Michael Preston	2/26/2020	—	42,195	(2)	$14.29	2/26/2030	13,996	(3)	$279,780	27,992	(4)	$559,560
	2/27/2019	8,352	16,705	(2)	$33.34	2/27/2029	8,770	(3)	$175,312	8,770	(4)	$175,312
	3/2/2018	9,489	4,745	(2)	$41.97	3/2/2028	4,897	(3)	$97,891	4,897	(4)	$97,891
Achilles B. Kintiroglou	2/26/2020	—	22,416	(2)	$14.29	2/26/2030	7,436	(3)	$148,646	14,871	(4)	$297,271
	2/27/2019	813	1,627	(2)	$33.34	2/27/2029	854	(3)	$17,071	854	(4)	$17,071
	3/2/2018	1,263	632	(2)	$41.97	3/2/2028	652	(3)	$13,033	652	(4)	$13,033
Willem Blindenbach	2/26/2020	—	18,460	(2)	$14.29	2/26/2030	6,124	(3)	$122,419	12,247	(4)	$244,818
	2/27/2019	—	—	(2)	$33.34	2/27/2029	21,147	(3)	$422,729	—	(4)	$—
	3/2/2018	—	—	(2)	$41.97	3/2/2028	—	(3)	$—	—	(4)	$—
Christopher Gramm	2/26/2020	—	15,560	(2)	$14.29	2/26/2030	12,159	(3)	$243,058	10,322	(4)	$206,337
	2/27/2019	3,006	6,013	(2)	$33.34	2/27/2029	3,157	(3)	$63,108	3,157	(4)	$63,108
	3/2/2018	4,270	2,136	(2)	$41.97	3/2/2028	2,204	(3)	$44,058	2,204	(4)	$44,058
(1)Calculated using the closing market price of our Common Stock on December 31, 2020 ($19.99).
(2)Options scheduled to vest in three equal annual installments on the first three anniversaries of the grant date.
(3)RSUs scheduled to vest on the third anniversary of the grant date.
(4)PSUs scheduled to vest following the conclusion of a three-year performance period based on actual performance achievement measured against the pre-established performance metrics. The performance period for the 2018 PSU awards ended on December 31, 2020 and for the 2019 and 2020 PSU awards ends on December 31, 2021 and December 31, 2022, respectively. Amount reported is based on performance through December 31, 2020 and, for the 2019 PSU awards and the 2020 PSU awards, represents the threshold number of shares and target number of shares which may be earned, respectively. In February 2021, the Committee determined that the 2018 PSU awards did not achieve threshold performance with respect to either the EPS performance metric or the ROI performance metric. Accordingly, there was no payout under the 2018 PSU awards for our NEOs or other participants; the amount reported here for the 2018 PSU awards represents the threshold number of shares.

37	Proxy and Notice of Annual Meeting of Stockholders	2021

EQUITY COMPENSATION PLAN INFORMATION TABLE

As of December 31, 2020, information about our equity compensation plans is as follows:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category	(a)	(b)	(c)
Equity compensation plan approved by security holders	1,993,794	$25.45	2,878,482
Equity compensation plans not approved by security holders	—	—	—
Total	1,993,794	$25.45	2,878,482

(1)Equity compensation plan approved by stockholders in column (a) of the table includes the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated. RSUs included in column (a) of the table represent the full number of RSUs awarded and outstanding whereas the number of shares of Common Stock to be issued to certain participants upon vesting will be lower than what is reflected on the table because shares are withheld to meet employee tax withholding requirements that arise upon vesting. PSUs included in column (a) of the table represent PSUs assuming achievement of target performance with respect to each of the applicable performance metrics (Average ROI and Cumulative EPS). The number of shares earned pursuant to PSUs, if any, will be determined and paid following completion of the three-year performance period based on our actual performance against the pre-established performance metrics, and actual shares of Common Stock to be issued to certain participants upon vesting will be lower than earned because shares are withheld to meet employee tax withholding requirements that arise upon vesting.

(2)Column (b) relates to outstanding stock options and does not include any exercise price for RSUs or PSUs because they are settled for shares of Common Stock on a one-for-one basis without payment of any exercise price.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2020

The following table provides additional information about the value realized by our NEOs upon exercises of option awards and vesting of stock awards during the fiscal year ended December 31, 2020. None of our NEOs exercised any stock options during 2020.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Erin N. Kane	—	—	64,101	$809,596
Michael Preston	—	—	15,147	$191,307
Achilles B. Kintiroglou	—	—	2,007	$25,348
Willem Blindenbach	—	—	4,229	$74,008
Christopher Gramm	—	—	6,817	$86,099

PENSION BENEFITS—FISCAL YEAR 2020

The following table provides summary information about the pension benefits that have been earned by our NEOs under the AdvanSix Retirement Earnings Plan (the “ASIX REP”). The ASIX REP is a tax-qualified defined benefit pension plan in which a significant portion of AdvanSix U.S. employees participate and which, as a broad-based pension plan, is subject to tax requirements that impose dollar limitations on the benefits that can be provided.

Named Executive Officer	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)
Erin N. Kane	ASIX REP	18.1	$0
Michael Preston	ASIX REP	19.3	$0
Christopher Gramm	ASIX REP	24.0	$0

See Note 10 “Postretirement Benefit Obligations” to our consolidated financial statements in our 2020 Form 10-K for a discussion of our assumptions used in determining the present value of the accumulated pension benefits.

38	Proxy and Notice of Annual Meeting of Stockholders	2021

ASIX REP—Summary

The ASIX REP is a tax-qualified pension plan. Participation is limited to those employees who were active participants in the Honeywell REP and became AdvanSix employees as of the date of the spin. Ms. Kane, Mr. Preston and Mr. Gramm are our only NEOs who participate in the ASIX REP.

The ASIX REP complies with tax requirements applicable to broad-based ERISA pension plans, which impose dollar limits on the amount of benefits that can be provided as well as dollar limits on the amount of compensation which can be recognized. As a result, the pensions that can be paid under the ASIX REP for higher-paid employees represent a smaller fraction of current income than can be paid to less highly paid employees.

Participants in the ASIX REP earn a benefit under a formula substantially identical to the formula which applied to the participant under the Honeywell REP, except that any benefit earned under our Retirement Plan will be reduced by the value of benefits accrued through the spin-off date under the Honeywell REP, which remain the responsibility of Honeywell. The ASIX REP has multiple formulas within it which are used to determine participants’ plan benefits. The pension benefit of Ms. Kane, Mr. Preston and Mr. Gramm are determined under the following formula: 6% of final average compensation (annual average compensation for the five calendar years out of the previous ten calendar years that produces the highest average) multiplied by years of credited service (“RE formula”). The resulting amount represents the lump sum payable at termination. Compensation for purposes of the RE formula includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. The RE formula includes annual compensation in the year in which it was paid. The amount of compensation that may be used in calculating the RE formula is limited by tax rules. Participants in the RE formula vested after three years of service with Honeywell and participants continue to earn vesting service through employment at AdvanSix. Ms. Kane, Mr. Preston and Mr. Gramm are vested in the ASIX REP (RE formula) based on their prior Honeywell service. There is no early retirement subsidy. Payment of the balance in the ASIX REP (RE formula) is made at termination in either a lump sum or in monthly annuities depending on participant election. The overall benefit continues to increase due to additional service and higher compensation limits; however, due to decreases in interest rates since 2016, the value of the overall benefit when expressed as an annuity has decreased. Since the Honeywell qualified plan offset expressed as an annuity is fixed at the 2016 level, the net ASIX REP benefit is $0 at December 31, 2020 for those in the RE formula.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2020

The AdvanSix Inc. Deferred Compensation Plan (“DCP”), adopted effective January 1, 2018, is a nonqualified deferred compensation plan under which designated eligible executive officers, including our named executive officers, and directors of the Company may elect to defer annual base salary, bonuses or director’s fees, as applicable.

Under the DCP, employee participants may elect to defer up to a maximum of 75% of base salary and 90% of bonuses. Participants designate the funds (in any combination of the funds offered as investment options under the DCP) in which their account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts. The DCP includes a Company stock unit fund which is only available to non-employee director participants.

The DCP also permits the Company to make contributions to the accounts of employee participants. For 2020, Company contributions represent makeup plan contributions under the DCP. These makeup contributions are calculated as follows: (i) the maximum company contribution that would have been provided under our tax-qualified Savings Plan if the deferrals made under the DCP had been made under the Savings Plan (disregarding the compensation limit determined under the Code that applies under the Savings Plan), minus (ii) the amount of Company contributions actually credited to the employee participant under the Savings Plan for the applicable year and not thereafter forfeited.

The rate of return earned on a participant’s account balance is based on the actual performance of the funds in which he or she is deemed invested, and the participant may change his or her choice of funds at any time. All amounts credited under the DCP, with the exception of any contributions which may be made by the Company, are immediately vested. Upon a participant's death or a change in control, unvested amounts vest in full. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any amounts held in their DCP accounts.

Under the DCP, each participant’s account will be payable in lump sum or installments upon a scheduled distribution date or the participant’s separation from service or death in accordance with the participant’s elections, the terms of the DCP and subject to Section 409A of the Code. Participants may receive a distribution earlier than initially elected in the event of a financial hardship. Participants may also elect to receive distributions of their accounts in a lump sum upon a change in control. Distributions to employee participants will be made solely in cash.

The Board may amend or terminate the DCP at any time in accordance with the terms of the DCP. The deferred compensation obligations under the DCP are unsecured general obligations of the Company to pay the deferred compensation of participants in the DCP. The deferred compensation obligations under the DCP will rank equally with the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The following table reflects contributions under our nonqualified deferred compensation table made by our NEOs and AdvanSix for the fiscal year ended December 31, 2020, earnings (the net of the gains and losses on funds, as applicable), distributions, and the ending balance as of December 31, 2020.

39	Proxy and Notice of Annual Meeting of Stockholders	2021

Named Executive Officer	Executive Contributions for 2020	Registrant Contributions for 2020 (1)	Aggregate Earnings in 2020	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/20 (2)
Erin N. Kane	$86,192	$37,091	$155,390	$—	$760,484
Michael Preston	$131,535	$—	$126,146	$—	$1,119,357
Achilles B. Kintiroglou	$—	$—	$—	$—	$—
Willem Blindenbach	$—	$—	$—	$—	$—
Christopher Gramm	$30,994	$1,285	$21,848	$—	$172,366

(1)Amounts reflect Company matching contributions earned for 2020 and credited in 2021.
(2)Salary and annual incentive compensation deferred under the DCP, as well as registrant contributions, are reported as compensation in the Summary Compensation Table for the respective year in which the salary or annual incentive compensation was paid or earned. This amount does not include the following Company contributions earned in 2020 but paid in 2021, which are reported in the "Registrant Contributions for 2020" column: Ms. Kane, $37,091; and Mr. Gramm $1,285.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes estimated payments and benefits to which our NEOs would be entitled upon the hypothetical occurrence of various termination scenarios or a change in control. The information in the table below is based on the assumption, in each case, that the termination of employment occurred on December 31, 2020. Pension and nonqualified deferred compensation benefits, which are described elsewhere in this proxy statement, are not included in the table below in accordance with the applicable proxy statement disclosure requirements, even though they may become payable at the times specified in the table.

40	Proxy and Notice of Annual Meeting of Stockholders	2021

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause or by the NEO for Good Reason		Death		Disability		Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company, Without Cause, or by NEO for Good Reason within 24 months after Change in Control
Cash Severance (Base Salary + Bonus)	Erin N. Kane	$3,600,000	(1)	$—		$—		$—	$5,400,000	(1)
	Michael Preston	$782,000	(1)	$—		$—		$—	$1,564,000	(1)
	Achilles B. Kintiroglou	$600,000	(1)	$—		$—		$—	$1,200,000	(1)
	Willem Blindenbach	$520,000	(1)	$—		$—		$—	$1,040,000	(1)
	Christopher Gramm	$412,300	(1)	$—		$—		$—	$824,601	(1)
Short-Term Incentive Compensation (Year of Termination)	Erin N. Kane	$—		$825,300	(2)	$825,300	(2)	$—	$900,000	(2)
	Michael Preston	$—		$295,274	(2)	$295,274	(2)	$—	$322,000	(2)
	Achilles B. Kintiroglou	$—		$206,325	(2)	$206,325	(2)	$—	$225,000	(2)
	Willem Blindenbach	$—		$178,815	(2)	$178,815	(2)	$—	$195,000	(2)
	Christopher Gramm	$—		$108,023	(2)	$108,023	(2)	$—	$117,800	(2)
COBRA Payment	Erin N. Kane	$—		$—		$—		$—	$—	(3)
	Michael Preston	$—		$—		$—		$—	$25,723	(3)
	Achilles B. Kintiroglou	$—		$—		$—		$—	$32,474	(3)
	Willem Blindenbach	$—		$—		$—		$—	$25,723	(3)
	Christopher Gramm	$—		$—		$—		$—	$32,474	(3)
Outstanding Equity Awards	Erin N. Kane	$—		$3,188,286	(4)	$3,188,286	(4)	$—	$5,573,183	(4)
	Michael Preston	$—		$959,315	(4)	$959,315	(4)	$—	$1,626,258	(4)
	Achilles B. Kintiroglou	$—		$324,419	(4)	$324,419	(4)	$—	$633,898	(4)
	Willem Blindenbach	$—		$650,369	(4)	$650,369	(4)	$—	$895,187	(4)
	Christopher Gramm	$—		$503,018	(4)	$503,018	(4)	$—	$752,420	(4)
Benefits and Perquisites	Erin N. Kane	$—		$—		$—		$—	$—
	Michael Preston	$—		$—		$—		$—	$—
	Achilles B. Kintiroglou	$—		$—		$—		$—	$—
	Willem Blindenbach	$—		$—		$—		$—	$—
	Christopher Gramm	$—		$—		$—		$—	$—
All Other— Payments/Benefits	Erin N. Kane	$—		$—		$—		$—	$—
	Michael Preston	$—		$—		$—		$—	$—
	Achilles B. Kintiroglou	$—		$—		$—		$—	$—
	Willem Blindenbach	$—		$—		$—		$—	$—
	Christopher Gramm	$—		$—		$—		$—	$—
Total	Erin N. Kane	$3,600,000		$4,013,586		$4,013,586		$—	$11,873,183
	Michael Preston	$782,000		$1,254,589		$1,254,589		$—	$3,537,981
	Achilles B. Kintiroglou	$600,000		$530,744		$530,744		$—	$2,091,372
	Willem Blindenbach	$520,000		$829,184		$829,184		$—	$2,155,910
	Christopher Gramm	$412,300		$611,041		$611,041		$—	$1,727,295
(1)Amounts represent each NEO’s lump sum cash severance payment under the AdvanSix Inc. Executive Severance Pay Plan. See above under the Compensation Discussion and Analysis under “Other AdvanSix Compensation & Benefit Programs - Severance Benefits” for a description of the terms of the Executive Severance Pay Plan.
(2)Under the terms of the AdvanSix Inc. Short-Term Incentive Plan, a participant must be employed on the payout date to receive his or her payout subject to certain exceptions. If a participant dies or becomes disabled during the annual performance period, he or she will receive a prorated award based on actual performance achievement. If a participant’s employment is involuntarily terminated other than for cause within 24 months after a change in control, he or she will receive a prorated target award.
(3)Amounts represent each NEO’s entitlement under the AdvanSix Inc. Executive Severance Pay Plan to a lump sum cash payment representing the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of his or her COBRA coverage for the specified severance period.
(4)Amounts represent the value associated with accelerated vesting of the unvested AdvanSix PSU, RSU and stock option awards. The values are based on the closing market price per share of our Common Stock ($19.99) on December 31, 2020.
Upon death or disability, unvested RSUs and stock options vest in full. Unvested PSUs vest on a prorated basis, with such proration based on the portion of the performance period during which the grantee was employed prior to termination due death or disability, with the number of shares earned based upon actual performance achievement during the three-year performance period. Any earned PSUs are paid following the end of the performance period at the same time they are paid to grantees generally. The amount reported in these columns for PSUs reflects the actual number of shares under the 2018 PSU awards, 2/3 of the 2019 PSU awards at threshold and 1/3 of the 2020 PSU awards at target.
Upon a change in control, unvested PSUs, RSUs, and stock options remain outstanding and do not vest unless they are not assumed or substituted for by the acquirer as determined in accordance with the terms of our stock incentive plan. Upon a termination without cause or for good reason within 24 months after the occurrence of a change in control, unvested RSUs and stock options vest in full. Unvested PSUs vest at the greater of target or the actual number of shares earned based on performance achievement as determined by the C&LD Committee. For purposes of this table, the amount reported in this column for PSUs reflects the 2018 PSU awards at actual, the 2019 awards at threshold and 2020 PSU awards at target.

41	Proxy and Notice of Annual Meeting of Stockholders	2021

2020 PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the annual total compensation of our CEO.

We believe this pay ratio is calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Due to the closure of our Pottsville plant in July 2019, we re-identified the median employee for 2019 based on our population as of December 31, 2019. As there has been no change in our employee population or compensation arrangements in 2020 that we believe would significantly impact the pay ratio disclosure, we are using the same median employee identified for 2019. In 2020, this employee’s annual total compensation was $118,315 and the annual total compensation of our CEO was $4,385,575. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of the median of our employees for 2020 was 37.1 to 1.

To identify the median employee, we used the following methodology:

•We determined that, as of December 31, 2019, our employee population, including our full-time, part-time, and temporary employees, consisted of 1,518 individuals (excluding the CEO), with 1,513 of these individuals located in the U.S. and 5 individuals located outside of the U.S. Under SEC rules which provide an exemption for a de minimis number of employees located outside of the U.S., we excluded 5 employees located in Brazil, Italy and South Korea from the employee population, constituting all of our non-U.S. employees. For purposes of determining our pay ratio, our designated employee population included a total of 1,513 U.S. employees and no non-U.S. employees.
•To identify the median employee, we used actual cash compensation (base salary, incentive awards, and overtime) paid to each employee for the period from January 1, 2019 through December 31, 2019 as our consistently applied compensation measure. For new employees who were hired in fiscal 2019 but did not work for the Company for the entire fiscal year, compensation was annualized for the full year. Compensation for part-time employees hired during the year was annualized but not converted into a full-time equivalent.

The median employee’s total compensation for 2020 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation amount reported above. With respect to our CEO’s annual total compensation, we used the amount reported in the Total column in the Summary Compensation Table of this proxy statement.

42	Proxy and Notice of Annual Meeting of Stockholders	2021

AUDIT COMMITTEE REPORT

The Audit Committee consists of the three directors named below. Each current and former member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that each of Mr. Huck and Mr. Sansone is an “audit committee financial expert” as defined by applicable SEC rules and that Mr. Huck, Mr. Hughes and Mr. Sansone satisfy the “accounting or related financial management expertise” criteria established by the NYSE.

Management is responsible for AdvanSix’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to stockholder ratification, appointing the Company’s independent accountants. As stated above and in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee does not provide any expert or special assurance as to AdvanSix’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed AdvanSix’s consolidated financial statements for the fiscal year ended December 31, 2020 with management and the independent accountants for 2020, PricewaterhouseCoopers LLP (“PwC”). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with PwC matters required by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee also reviewed, and discussed with management and PwC, management’s report and PwC's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

AdvanSix’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as detailed in the table below in Proposal No. 2, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.

The Audit Committee
Paul E. Huck (Chair)
Darrell K. Hughes
Daniel F. Sansone

43	Proxy and Notice of Annual Meeting of Stockholders	2021

OTHER PROPOSALS

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of PricewaterhouseCoopers LLP (“PwC”) as independent accountants for AdvanSix to audit its consolidated financial statements for 2021 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. The Audit Committee will consider the outcome of this vote but is not bound by the vote. If stockholders do not ratify this appointment, the Audit Committee will consider whether a different independent registered public accounting firm should be selected.

The Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by PwC. Under its pre-approval policy, the Audit Committee pre-approves on an annual basis certain audit, audit-related, tax and other services to be provided by PwC.

The Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services.

The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Audit Committee may represent the entire Audit Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Audit Committee’s next regularly scheduled meeting.

For 2020, all of the audit, audit-related, tax and all other fees listed in the table below were pre-approved by the Audit Committee.

The Audit Committee and the Board believe that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. AdvanSix has been advised by PwC that it will have a representative present at the virtual Annual Meeting of Stockholders who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Audit Committee and the Board of Directors believe that the appointment of PricewaterhouseCoopers LLP for 2021 is in the best interests of AdvanSix and our stockholders.

Audit Fees and Non-Audit Fees for 2020 and 2019

The following table presents the fees for audit and other services provided by PwC for 2020 and 2019.

	2020	2019
Audit Fees	$2,070,000	$2,220,000	Annual review and audit of the Company’s consolidated financial statements, audits of subsidiaries, consents, and review of documents filed with the SEC.
Audit-Related Fees	$—	$—	Services that are reasonably related to the performance of the audit or review of the Company's financial statements.
Tax Fees	$—	$20,000	Tax fees related primarily to tax compliance and advice.
All Other Fees	$5,000	$4,739	Non-tax related advisory and consulting services, and software licenses related to access to on-line technical accounting and reporting resource materials.
Total Fees	$2,075,000	$2,244,739

The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2021.

44	Proxy and Notice of Annual Meeting of Stockholders	2021

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

AdvanSix seeks a non-binding advisory vote from its stockholders to approve executive compensation. We encourage you to read the Compensation Discussion and Analysis section beginning on page 23 to learn more about our executive compensation programs and policies.

Our Board and the C&LD Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, and enable us to attract, retain, focus, and reward our executive team for delivering stockholder value. Further, our 2020 compensation decisions and executive compensation programs align the interests of stockholders and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for an overview of the compensation of our NEOs.

Our Board and the C&LD Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support.

We are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”

Because the vote is advisory, it will not be binding upon the Board or the C&LD Committee. However, the Board and C&LD Committee will take into account the outcome of the vote and discussions with investors when considering future executive compensation arrangements.

Our Board has determined to hold an advisory vote on executive compensation on an annual basis in accordance with the preference expressed by our stockholders at the 2017 Annual Meeting of Stockholders. Accordingly, we expect to conduct the next advisory vote at our 2022 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of our executive compensation as described in this proxy statement.

45	Proxy and Notice of Annual Meeting of Stockholders	2021

VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

NOTICE AND ACCESS

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to stockholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Stockholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how stockholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

Proxy Materials are available at www.proxyvote.com. You will need to enter the 16 digit control number located on the Notice of Internet Availability or proxy card.

METHODS OF VOTING

Stockholders of Record

If your shares are registered directly in your name with AdvanSix’s transfer agent, EQ Shareowner Services, you are considered the stockholder of record of those shares. Stockholders of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet, mobile device or telephone must be received by 11:59 p.m. Eastern Daylight Time on June 9, 2021. You may also vote at the virtual Annual Meeting of Stockholders. See below under “Attendance at the Virtual Annual Meeting” for additional information.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares.

NYSE rules prohibit brokers from voting on Proposal Nos. 1 and 3 without receiving instructions from the beneficial owner of the shares. If the voting instructions are not received with respect to these “non-routine” proposals, this is referred to as a “broker non-vote.” In the absence of instructions, shares subject to such broker non-votes will not be counted as voted on those proposals and will have no effect on the vote. Since brokers may not vote your shares on the proposals relating to election of directors or the advisory vote to approve executive compensation, in the absence of your specific instructions as to how to vote, your shares would not be voted. We therefore encourage you to provide instructions to your broker regarding the voting of your shares.

Votes directed by Internet, mobile device or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Daylight Time on June 9, 2021. You may also vote at the virtual Annual Meeting of Stockholders. See below under “Attendance at the Virtual Annual Meeting” for additional information.

REVOKING YOUR PROXY

Whether you vote or direct your vote by mail, telephone, mobile device or via the Internet, if you are a stockholder of record, unless otherwise noted, you may later revoke your proxy by:

•sending a written statement to that effect to the Corporate Secretary of AdvanSix;
•submitting a properly signed proxy with a later date;
•voting by telephone, mobile device or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for stockholders of record; or
•voting at the virtual Annual Meeting of Stockholders.

46	Proxy and Notice of Annual Meeting of Stockholders	2021

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions. Please contact your bank, broker, trustee or nominee with any questions regarding changing your voting instructions.

QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present at the Annual Meeting or represented by proxy. Abstentions and broker non-votes are counted for purposes of establishing a quorum but are not considered votes cast.

Regarding Proposal No. 1, AdvanSix’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented at or by proxy at the Annual Meeting of Stockholders, abstentions and broker non-votes will have no effect on the election of directors. The By-laws also provide that any incumbent director nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the stockholder vote. This resignation will be promptly considered through a process managed by the Nominating and Governance Committee, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.

The affirmative vote of a majority of the votes cast by stockholders who are present or represented and entitled to vote on each of Proposal Nos. 2 and 3 is required for approval of these proposals.

OTHER BUSINESS

The Board knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. Under this policy, the inspectors of election at any stockholder meeting will be independent parties unaffiliated with AdvanSix.

RESULTS OF THE VOTE

Voting results will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting of Stockholders, which will be available on our website, www.AdvanSix.com.

SHARES OUTSTANDING

At the close of business on the record date, April 16, 2021, there were 28,051,056 shares of Common Stock outstanding. Each share outstanding as of the April 16, 2021 record date is entitled to one vote at the Annual Meeting of Stockholders on each matter properly brought before the meeting.

HOUSEHOLDING

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ELECTRONIC ACCESS TO THE PROXY MATERIALS

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. Stockholders may enroll to receive proxy materials electronically as follows:

Stockholders of Record: If you are a registered stockholder, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders: If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

47	Proxy and Notice of Annual Meeting of Stockholders	2021

ATTENDANCE AT THE VIRTUAL ANNUAL MEETING
Due to the ongoing impact of COVID-19 and to support the health and well-being of our stockholders, directors, officers, employees and our community, this year’s Annual Meeting will be a completely virtual meeting conducted via live audio webcast. There will not be a physical location for the meeting, and you will not be able to attend in person. Attendance at the Annual Meeting is limited to our stockholders of record or their legal proxy holders.

Our virtual meeting format has been designed to provide stockholders with substantially the same rights and opportunities to participate that they would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

To attend the virtual meeting, please visit www.virtualshareholdermeeting.com/ASIX2021 and enter your 16-digit control number included in your Notice of Internet Availability, proxy card or voting instruction form. If you hold your shares in a broker or bank or other account and cannot locate your control number, you must contact the broker, bank or other institution where you have your account to obtain your 16-digit control number.

You may begin to login to the meeting platform beginning at 8:45 a.m. Eastern Time on Thursday, June 10, 2021. The meeting webcast will begin promptly at 9:00 a.m. Eastern Time.

The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong WiFi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to login and ensure you can hear the streaming audio before the meeting starts. Copies of the rules of conduct and a list of our stockholders of record will be posted on the meeting website.

Stockholders in attendance at the meeting are encouraged to submit questions during the meeting at www.virtualshareholdermeeting.com/ASIX2021. If you attend the meeting and wish to submit a question, you may enter a question in the “Ask a Question” field at the virtual meeting website and click “submit.” We will answer questions relevant to AdvanSix and meeting matters that comply with the rules of conduct, subject to time constraints. We reserve the right to exclude questions that are not pertinent to AdvanSix or meeting matters or are not otherwise in accordance with the rules of conduct. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. If we are unable to address any questions that are relevant to AdvanSix and meeting matters due to time constraints, our responses to those questions will be made available at the same location on our website promptly following the meeting and will remain available for approximately 30 days following the meeting.

A replay of the meeting, including the Q&A portion of the meeting, will be made available on our website at www.AdvanSix.com under the heading “Investors” following the meeting and will remain available for approximately 30 days following the meeting.

If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting login page. Technical support will be available starting at 8:45 a.m. Eastern Time and until the meeting has finished.

OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in AdvanSix’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on December 27, 2021. Proposals submitted thereafter will be opposed as not timely filed.

If a stockholder intends to present a proposal for consideration at the 2022 Annual Meeting of Stockholders pursuant to the procedures contemplated in AdvanSix’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in AdvanSix’s By-laws, AdvanSix must receive notice of such proposal not earlier than February 10, 2022 and not later than March 12, 2022. Otherwise the proposal will be considered untimely under AdvanSix’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the stockholder and the number of shares of AdvanSix Common Stock the stockholder beneficially owns, and any material interest of the stockholder in such business, all as provided in AdvanSix’s By-laws. If this information is not supplied as provided in AdvanSix’s By-laws, the proposal will not be considered at the 2022 Annual Meeting of Stockholders. In addition, AdvanSix’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any stockholder that wishes to submit a stockholder proposal should send it to the Corporate Secretary, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

48	Proxy and Notice of Annual Meeting of Stockholders	2021

DIRECTOR NOMINATIONS

Proxy Access Nominations

AdvanSix’s By-laws allow a single stockholder or a group of up to 20 stockholders who have held at least 3% of AdvanSix stock for at least three years to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in AdvanSix’s proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in AdvanSix’s By-laws. Notice must be received by the Corporate Secretary of AdvanSix at the address above not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. For our 2022 Annual Meeting of Stockholders, notice of any such nomination must be received not earlier than January 11, 2022 and not later than February 10, 2022.

Non-Proxy Access Nominations

AdvanSix’s By-laws state that any stockholder of record entitled to vote at the Annual Meeting of Stockholders who intends to make a nomination for director must notify the Corporate Secretary of AdvanSix in writing not more than 120 days and not less than 90 days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. For our 2022 Annual Meeting of Stockholders, notice of any such nomination must be received not earlier than February 10, 2022 and not later than March 12, 2022. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of AdvanSix at the address above.

EXPENSES OF SOLICITATION

AdvanSix pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by AdvanSix officers and employees by telephone or other means of communication. AdvanSix pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson LLC has been retained to assist in the solicitation of proxies for the 2021 Annual Meeting of Stockholders at a fee of approximately $10,000 plus associated costs and expenses.

By Order of the Board of Directors,

Achilles B. Kintiroglou Senior Vice President, General Counsel and Corporate Secretary
April 26, 2021

49	Proxy and Notice of Annual Meeting of Stockholders	2021

APPENDIX A
Non-GAAP Measures and Forward-Looking Statements
Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Twelve Months Ended December 31,
	2020	2019
Net cash provided by operating activities	$111,847	$120,385
Expenditures for property, plant and equipment	(82,918)	(150,322)
Free cash flow (1)	$28,929	$(29,937)

(1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Twelve Months Ended December 31,
	2020	2019
Net income	$46,077	$41,347
Interest expense, net	7,792	5,454
Income tax expense	8,956	12,001
Depreciation and amortization	60,832	56,826
EBITDA (2)	$123,657	$115,628

Sales	$1,157,917	$1,297,393
EBITDA margin (3)	10.7%	8.9%

(2) EBITDA is a non-GAAP measure defined as Net Income before Interest, Income Taxes, Depreciation and Amortization
(3) EBITDA margin is defined as EBITDA divided by Sales

The Company believes the non-GAAP financial measures presented in this proxy statement provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures. These non-GAAP measures may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

Forward-Looking Statements

This proxy statement contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words such as "expect," "anticipate," "estimate," “outlook,” "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" and other variations or similar terminology and expressions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally, including the impact of the coronavirus (COVID-19) pandemic; the scope and duration of the pandemic and pace of recovery; the timing of the development and distribution of an effective vaccine or treatment for COVID-19; governmental, business and individuals’ actions in response to the pandemic, including our business continuity and cash optimization plans that have been, and may in the future be, implemented; the impact of social and economic restrictions and other containment measures taken to combat virus transmission; the effect on our customers’ demand for our products and our suppliers’ ability to manufacture and deliver our raw materials, including implications of reduced refinery utilization in the U.S.; our ability to sell and provide our goods and services, including as a result of travel and other COVID-19-related restrictions; the ability of our customers to pay for our products; and any closures of our and our customers’ offices and facilities; risks associated with increased phishing, compromised business emails and
A-1

other cybersecurity attacks and disruptions to our technology infrastructure; risks associated with employees working remotely or operating with a reduced workforce; risks associated with our indebtedness including compliance with financial and restrictive covenants, and our ability to access capital on reasonable terms, at a reasonable cost or at all due to economic conditions resulting from COVID-19 or otherwise; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, natural disasters and pandemics including the COVID-19 pandemic; price fluctuations, cost increases and supply of raw materials; our operations and growth projects requiring substantial capital; growth rates and cyclicality of the industries we serve including global changes in supply and demand; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties or otherwise; cybersecurity, data privacy incidents and disruptions to our technology infrastructure; failure to maintain effective internal controls; disruptions in transportation and logistics; our inability to achieve some or all of the anticipated benefits of our spin-off including uncertainty regarding qualification for expected tax treatment; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission ("SEC"), including the risk factors in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, as updated in subsequent reports filed with the SEC.
A-2

ADVANSIX INC. 300 KIMBALL DRIVE, SUITE 101 PARSIPPANY, NJ 07054	SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2021. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ASIX2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D39145-P51268	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANSIX INC.

The Board of Directors recommends you vote “FOR” each of the nominees:

1.	Election of Directors.		For	Against	Abstain
	Nominees:					The Board of Directors recommends you vote “FOR” the following proposal:		For	Against	Abstain
	1a.	Erin N. Kane	ú	ú	ú	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2021.	ú	ú	ú
	1b.	Michael L. Marberry	ú	ú	ú
	1c.	Darrell K. Hughes	ú	ú	ú	The Board of Directors recommends you vote “FOR” the following proposal:
	1d.	Todd D. Karran	ú	ú	ú	3.	An advisory vote to approve executive compensation.	ú	ú	ú
	1e.	Paul E. Huck	ú	ú	ú
	1f.	Daniel F. Sansone	ú	ú	ú
	1g.	Sharon S. Spurlin	ú	ú	ú
	1h.	Patrick S. Williams	ú	ú	ú

NOTE: This proxy confers discretionary authority on the proxies to vote with respect to the election of any substitute nominee where one or more nominees are unable to serve or for good cause will not serve, and with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2021 Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
E99127-P35798

ADVANSIX INC.
Annual Meeting of Stockholders
June 10, 2021 9:00 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Erin N. Kane, Michael Preston and Achilles B. Kintiroglou as proxies (each with the power to act alone and with full power of substitution) to vote, as designated on the reverse side, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of AdvanSix Inc. to be held on June 10, 2021, virtually at www.virtualshareholdermeeting.com/ASIX2021 and at any and all adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side